    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1999
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                EMBARK.COM, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7375                  94-3230831
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                         ------------------------------

                              111 TOWNSEND STREET
                            SAN FRANCISCO, CA 94107
                                 (415) 615-1500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 YOUNG J. SHIN
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                EMBARK.COM, INC.
                              111 TOWNSEND STREET
                            SAN FRANCISCO, CA 94107
                                 (415) 615-1500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        MARK P. TANOURY, ESQ.                      JOHN R. SAGAN, ESQ.
      MATTHEW B. HEMINGTON, ESQ.                   KERRY T. SMITH, ESQ.
          COOLEY GODWARD LLP                       MAYER, BROWN & PLATT
        FIVE PALO ALTO SQUARE                    190 SOUTH LASALLE STREET
         3000 EL CAMINO REAL                      CHICAGO, IL 60603-3441
       PALO ALTO, CA 94306-2155                       (312) 782-0600
            (650) 843-5000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED MAXIMUM
                            TITLE OF SECURITIES                                   AGGREGATE           AMOUNT OF
                              TO BE REGISTERED                                OFFERING PRICE(1)    REGISTRATION FEE
COMMON STOCK, $.001 PAR VALUE...............................................     $55,000,000           $15,290

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1999
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                         Shares

                                [EMBARK.COM LOGO]

                                  Common Stock
                                  -----------

    Prior to this offering, there has been no public market for the common stock. The initial public offering price of the common stock is expected to be
between $    and $    per share. We have applied to list the common stock on The
Nasdaq Stock Market's National Market under the symbol "EMBK."

    The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8.

                                                                                UNDERWRITING
                                                             PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                              PUBLIC             COMMISSIONS          EMBARK.COM
                                                        -------------------  -------------------  -------------------
Per Share.............................................  $                    $                    $
Total.................................................  $                    $                    $

    Delivery of the shares of common stock will be made on or about
             , 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

         THOMAS WEISEL PARTNERS LLC

                   HAMBRECHT & QUIST

                            U.S. BANCORP PIPER JAFFRAY

              The date of this prospectus is              , 1999.

INSIDE FRONT COVER:

    Copy: Embark.com is an online guide that connects individuals with the right educational opportunities.

    Circle graphic around Embark.com logo in center of page

    Graphic of students, with arrow pointing in to circle, on upper left hand side. Graphic of computer monitor, mouse and keyboard. Copy: www.Embark.com helps students research and apply to educational institutions

    Graphic of high school administrators with students, with arrow pointing in to circle, on lower left hand side. Graphic of computer monitor, mouse and keyboard. Copy: Educational and Career Opportunities System helps high school administrators work with students to map and achieve educational and career goals

    Graphic of universities, with arrow pointing in to circle on right side. Graphic of monitor, mouse and keyboard. Copy: Enrollment Services System helps universities streamline the admissions process and enroll a targeted mix of students.

GATEFOLD (LEFT SIDE):

    ECOS Logo with Education and Career Opporunities System below on upper left hand side. Copy: Provides colleges and universities with an integrated, online solution for conducting highly targeted recruiting programs, tracking recruiting program results and processing inquiries and applications from students around the world. Graphic: arrow from Copy pointing down to a graphic of ECOS (screen shot). Arrow from top right hand side of ECOS (screen shot) pointing to graphic of Embark "portfolio" web page. The word "Student" is written above the arrow. Arrow below the previous arrow from the ECOS screen shot pointing to a graphic of an Embark customize (screen shot). The word "Administrator" is written below the arrow.

    Graphic: A series of 15 dots across the middle left page of the gatefold.

    Graphic: Embark.com logo on left hand side below the line of dots. Copy to the right of Embark.com logo: the Embark.com website provides students with the tools they need to research, choose, apply and go to the right school. The site offers extensive information about college, graduate schools, financial aid and much more, and allows students to prepare and submit applications directly online.

GATEFIELD (BOTTOM):

    Graphic: Five screen shots across bottom of two pages, with arrows pointing between the screen shots from left to right to a bullet at the top left corner of each screen shot. Words are across the left hand side of the screen shot as follows:

- Find the right school--Embark.com Matchmaker (screen shot).

- Get recruited--Recruiter (screen shot).

- Apply online--Web Apps (screen shot). (across middle of gatefold)

- Fund your education--Scholarship search (screen shot).

- Buy what you need--Embark.com School Store (screen shot).

GATEFOLD (RIGHT SIDE):

    Logo of ESS on upper right side. Copy below logo: Enrollment Services System helps guidance counselors provide in-depth college and career advice while also providing the functionality to monitor their students' progress. Below copy is an arrow to ESS (screen shot). Mapped to ESS Logo are five shaded circles which read counter clockwise as follows:

- Outreach (circle)--Copy: Identify and target students via Embark.com's student network.

- Inquiries (circle)--Copy: Provide targeted information to potential applicants while collecting valuable demographic data.

- Application Manager (circle)--Copy: Complete communication and planning tool that turns recruits into applicants.

- Interview Scheduler (circle)--Copy: Connects applicants to admissions professionals and alumni and manage the interview process entirely over the web..

- Event Scheduler (circle)--Copy: Tool to streamline the scheduling and administration of on- and off-campus events.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
PROSPECTUS SUMMARY.............................          4

RISK FACTORS...................................          8

SPECIAL NOTE REGARDING
  FORWARD-LOOKING STATEMENTS...................         21

USE OF PROCEEDS................................         22

DIVIDEND POLICY................................         22

CAPITALIZATION.................................         23

DILUTION.......................................         24

SELECTED FINANCIAL DATA........................         25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................         26

BUSINESS.......................................         34

                                                   PAGE
                                                 ---------

MANAGEMENT.....................................         47

CERTAIN TRANSACTIONS...........................         57

PRINCIPAL STOCKHOLDERS.........................         58

DESCRIPTION OF CAPITAL STOCK...................         60

SHARES ELIGIBLE FOR FUTURE SALE................         64

UNDERWRITING...................................         66

NOTICE TO CANADIAN RESIDENTS...................         69

LEGAL MATTERS..................................         70

EXPERTS........................................         70

WHERE YOU CAN FIND MORE INFORMATION............         70

INDEX TO FINANCIAL STATEMENTS..................        F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 --------------

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING ASSUMPTIONS:

    - A 1-FOR-2 REVERSE STOCK SPLIT TO BE COMPLETED PRIOR TO THE CLOSING OF THIS OFFERING;

    - THE CONVERSION OF ALL OUR OUTSTANDING SHARES OF PREFERRED STOCK INTO SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING;

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; AND

    - THE FILING OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PRIOR TO THE CLOSING OF THIS OFFERING.

    "Embark," "Embark.com," "Education and Career Opportunities System," "Enrollment Services System," "I*Embark" and the Embark.com logo are trademarks of Embark.com. This prospectus also includes trademarks owned by other parties.

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THE OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

    Embark.com is a leading provider of online information, products and services to facilitate the achievement of higher education goals. Our web-based services allow colleges and universities, high schools, middle schools, community colleges, community youth programs, students and parents to more efficiently manage critical steps in the transition to higher education, including school selection, recruiting and admissions. Our web-based Embark.com Enrollment Services System (ESS) provides colleges and universities with an integrated, online solution for conducting highly targeted recruiting campaigns, processing inquiries and managing applications from students around the world. As of September 24, 1999, we had licensed Embark.com ESS to over 240 undergraduate and graduate schools, including Boston College, Columbia University, INSEAD, Northwestern University, Stanford University and The University of North Carolina at Chapel Hill. As a fully-outsourced solution, Embark.com ESS is designed to improve the recruiting and admissions results for our higher education customers and reduce the high cost of technology development, deployment and maintenance.

    Our web-based Embark.com Education and Career Opportunities System (ECOS) helps guidance counselors provide in-depth college and career advice while also providing the functionality to monitor their students' progress. As of September 24, 1999, we had licensed Embark.com ECOS to approximately 930 high schools, middle schools, community colleges and community youth programs. Embark.com ECOS is a fully-outsourced solution designed to improve guidance counseling results while reducing high technology costs.

    We believe our web site, WWW.EMBARK.COM, formerly WWW.COLLEGEEDGE.COM, is the most comprehensive source of information on higher education on the Internet, with over 120,000 pages of content. At our web site, students and parents can efficiently research detailed information on over 5,000 colleges, universities and vocational schools and over 1,450 graduate schools. Students and their parents can also research financial aid and other information that is relevant to their higher education decisions. In addition, students can develop and submit applications directly online to college and university subscribers of Embark.com ESS. Students can also elect to receive targeted recruiting messages from colleges and universities while student identities are protected. As of September 24, 1999, we had over 500,000 registered users on our web site.

    We generate revenues from multiple sources. From higher education institutions we receive one-time set-up and development fees, annual subscription fees and transaction processing fees for online applications and targeted recruiting messages. From high schools and community youth programs we receive annual subscription fees. From our corporate sponsors and commerce partners, including United Airlines and Visa International, we receive sponsorship and marketing referral fees. In August 1999, we opened our online store as part of an ongoing strategy to generate e-commerce revenues and are currently developing additional products and services, including online test preparation for the Scholastic Aptitude Test (SAT), Graduate Management Aptitude Test (GMAT) and other standardized tests.

    Our goal is to be the premier online destination for students around the world who seek information, products and services related to higher education. Because of our rapidly emerging network of schools, counselors, parents and students, we believe we are uniquely positioned to build a global community of users seeking to enhance their life-long learning and career opportunities.

                             OUR MARKET OPPORTUNITY

    Education is the second largest sector of the U.S. economy, representing approximately 7% of the country's gross domestic product. The U.S. Department of Education estimates that in 1999 there are approximately 15 million students enrolled in higher education and over 53 million students in public and private kindergarten through 12(th) grade schools. The percentage of high school graduates that enrolled in two- and four-year higher education programs rose from 54% in 1986 to 67% in 1997. We believe that in 1997, more than 14 million applications were submitted to U.S. colleges and universities. We expect this number to grow as a result of the greater number of high school graduates pursuing higher education opportunities.

    We estimate that U.S. colleges and universities spend approximately $12 billion annually to recruit and enroll students. Most higher education institutions continue to depend on traditional paper-based processes to market their schools, recruit students and process applications for enrollment. For high school students and their parents, the process of researching and applying to colleges and universities and accessing education-related services, such as financial aid options and test preparation, is complex, costly and time consuming. While high school guidance counselors play an important role in this process, the demands placed upon them by school administrators, parents and students are significant. According to U.S. government data, the average student/counselor ratio at U.S. high schools is approximately 500:1. As a result, we believe that there is strong demand for new methods and technologies that allow guidance counselors to serve their students more efficiently. We believe that the international education community faces similar challenges.

                                  OUR SOLUTION

    We are pioneering the use of the Internet to simplify processes and improve results for our customers. Our web-based information, products and services are designed to:

    - provide higher education institutions with more cost effective means to conduct targeted recruiting programs, communicate with prospective students and automate the application and admissions processes;

    - provide guidance counselors with more efficient means to communicate with their students, monitor their progress and track their results; and

    - provide students and their parents with more efficient means to research and select the right higher education program, communicate with higher education institutions, prepare and submit applications and explore financial aid opportunities.

                                  OUR STRATEGY

    Our strategy is to expand our position as a leading provider of web-based information, products and services to the education community. To achieve this objective, we plan to:

    - CAPITALIZE ON OUR STRONG MARKET POSITION. We intend to leverage our first-mover advantage with leading higher education institutions and high schools to expand our user network and subscriber base.

    - BUILD BRAND RECOGNITION. We intend to focus on aggressively promoting our brand within the global education community through targeted advertising strategies to secure a strong competitive advantage in our segment of the online education market.

    - EXPAND AND BUILD UPON DISTRIBUTION AND COMMERCE RELATIONSHIPS. We intend to continue to develop distribution and commerce relationships to increase traffic to our web site and our co-branded web sites, obtain additional content and pursue additional commerce opportunities.

    - ENHANCE AND EXPAND WEB-BASED TECHNOLOGIES. We intend to identify and incorporate new web-based technologies and functionality that address the needs of our user network and make our services and products more efficient and effective.

    - EXPAND INTERNATIONALLY. We intend to use the reach of the Internet and our current international relationships to expand our products and services to the international education community.

                                  OUR OFFICES

    We were incorporated in California in August 1995 as Snap Technologies, Inc. and reincorporated in Delaware in September 1999 as Embark.com, Inc. Our principal executive offices are located at 111 Townsend Street, San Francisco, California 94107, and our telephone number is (415) 615-1500. Our Internet address is WWW.EMBARK.COM. The information on our web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered...............................        shares

Common stock to be outstanding after this                  shares
  offering.........................................

Use of proceeds....................................  For working capital and general corporate purposes, including expansion
                                                     of our sales and marketing programs,
                                                     research and development and general
                                                     administrative operations. See "Use of
                                                     Proceeds."

Proposed Nasdaq National Market symbol.............  EMBK

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999, and excludes:

    - 2,093,185 shares subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $1.05 per share;

    - 2,618,317 additional shares that we could issue under our stock option plans;

    - 750,000 shares that we could issue under our employee stock purchase plan; and

    - 36,129 shares subject to warrants outstanding as of September 30, 1999, at a weighted average exercise price of $2.19 per share.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $     141  $     427  $   1,632  $     331  $   1,245
Operating expenses..........................................      1,024      1,471      4,662      1,473      6,394
Net loss attributable to common stock.......................       (880)    (1,051)    (3,211)    (1,210)    (5,497)
Net loss per common share:
  Basic and diluted.........................................  $   (1.55) $   (0.26) $   (0.49) $   (0.21) $   (0.73)
  Weighted average shares...................................        569      4,020      6,496      5,871      7,537
Pro forma net loss per common share:
  Basic and diluted.........................................                        $   (0.28)            $   (0.38)
  Weighted average shares...................................                           11,374                14,309

                                                                                          JUNE 30, 1999
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....................................................  $  10,751   $  34,801    $
Working capital..............................................................      8,739      32,789
Total assets.................................................................     14,224      38,274
Deferred revenues............................................................      2,686       2,686
Mandatorily redeemable convertible preferred stock...........................     17,318          --
Total stockholders' equity (deficit).........................................     (7,995)     33,373

------------------------

    See Note 1 of the notes to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

    The pro forma information above gives effect to (1) the receipt of proceeds of $50,000 from the sale of 13,037 shares of Series D preferred stock in September 1999; (2) the receipt of proceeds of $24.0 million from the sale of 2,400,000 shares of Series E preferred stock in September 1999; and (3) the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

    The pro forma as adjusted information above is adjusted to give further
effect to the receipt of the estimated proceeds of $      from the sale of the
         shares of common stock in this offering at an assumed public offering
price of $    per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE PURCHASING OUR SHARES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY SEE AS IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS MODEL

SINCE OUR SHORT OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS, OUR FUTURE FINANCIAL PERFORMANCE MAY DISAPPOINT SECURITIES ANALYSTS AND INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

    We were incorporated in August 1995 and did not begin offering Internet-based education services and products until March 1996. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. Because of our limited operating history, we have limited insights into trends that may emerge in our market and affect our business, and it will be difficult to accurately predict our future revenues or results of operations. This may result in one or more quarters where our financial results fall below the expectations of analysts and investors. As a result, the trading price of our common stock may decline. Our revenue model depends in part on our ability to generate multiple revenue streams, including revenue from sponsorships and e-commerce, and we have limited experience in these areas. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving Internet markets.

THE MARKET FOR INTERNET-BASED SERVICES AND PRODUCTS IS NEW AND UNPROVEN, AND IF IT DOES NOT DEVELOP, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

    We seek to generate revenues by offering college and graduate school applications, education and career counseling and education related services and products through our web site and from fees generated through sponsorship arrangements. The market for Internet-based services and products is new and rapidly evolving, so there is uncertainty whether demand for our services and products will develop and be sustained. If the market for our services and products does not develop or develops more slowly than anticipated, or if our services and products do not achieve market acceptance, we will not be able to generate significant revenues.

WE HAVE A LARGE ACCUMULATED DEFICIT, WE EXPECT FUTURE LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

    We have incurred substantial losses and negative operating cash flow since inception as we funded the development of our products, services and technologies, and through our efforts to expand our sales and marketing organization. Our net losses were $880,000 in 1996, $1.1 million in 1997, $3.2 million in 1998 and $5.5 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $11.0 million. We intend to continue to invest heavily in sales, marketing and research and development. We will continue to lose money unless we significantly increase our revenues. We cannot predict when we will operate profitably, if at all.

OUR MARKETS ARE HIGHLY COMPETITIVE AND, IF WE DO NOT COMPETE EFFECTIVELY, WE MAY SUFFER PRICE REDUCTIONS AND LOSS OF MARKET SHARE.

    The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions and loss of market share which could significantly reduce our future revenues. Barriers to entry are relatively low and much of our content we license from third parties on a non-exclusive basis. As a result, current and new competitors could launch web sites offering services and products similar to ours at relatively low cost. Our current competitors include:

    INTERNAL INFORMATION TECHNOLOGY DEPARTMENTS. "In house" information technology departments of higher education institutions have developed or may develop systems and web sites that provide for some or all of the functionality of Embark.com ESS and our other services and products. We expect that internally developed applications and web sites will continue to be a principal source of competition for the foreseeable future. In particular, it can be difficult to sell our services and products to an institution whose internal department group has already made large investments in and progress toward completion of systems that overlap with our products and services.

    TRADITIONAL PRINT MEDIA COMPANIES. We face competition from traditional off-line sources, such as self-help guides on college and graduate school selection and admission, from companies including Petersons, a subsidiary of Thomson Publishing, The Princeton Review, ARCO-Macmillan General Reference and Kaplan Educational Centers. Some of these companies have established web sites to provide their content on the Web. In the future these and other companies may expand the distribution of their printed materials and information via the Internet.

    EDUCATIONAL NON-PROFIT AND MEMBERSHIP ORGANIZATIONS. We face competition from educational non-profit and membership organizations like the College Board and ACT. These organizations offer traditional and Internet-based services to help educational organizations improve their operation. They also provide information and advice via Internet to students.

    COMPANIES OFFERING INTERNET-BASED SERVICES. We face direct competition from companies providing internet-based services including CollegeNet.com, GradAdvantage, a joint venture of Petersons and Educational Testing Service, and CollegeQuest.com by Petersons who provide online services and products to colleges and universities and students. We also face competition from companies like Bridges.com which offer online services to high schools.

    SOFTWARE AND CD-ROM COMPANIES. We face competition from companies providing software or services to educational institutions. Many companies provide CD-ROMs including Apply! by The Princeton Review or enterprise-level packaged software to educational institutions. Many of these companies have launched or plan to launch Internet-based solutions.

    Many of our competitors have more resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of the education industry. Our competitors may be able to respond more quickly than we can to new technologies or changes in Internet user preferences and devote greater resources than we can to the development, promotion and sale of their services. We may not be able to maintain our competitive position against current and future competitors, especially those with significantly greater resources.

FAILURE TO DEVELOP OUR BRAND WOULD LIMIT OR REDUCE THE DEMAND FOR OUR SERVICES AND PRODUCTS.

    If we fail to promote and maintain our brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business would be harmed. We believe that our historical growth has been largely attributable to word of mouth. We believe that continuing to strengthen our brand will be important to increasing demand for, and achieving widespread acceptance of, our services and products. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services and products. In order to promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incurred in building our brand.

OUR GROWTH CONTINUES TO PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES, AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO MARKET AND SELL OUR SERVICES AND PRODUCTS AND DEVELOP NEW SERVICES AND PRODUCTS MAY BE HARMED.

    We must plan and manage our growth effectively in order to offer our services and products and achieve revenue growth and profitability in a rapidly evolving market. Our growth has and will continue to place a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future. We continue to increase domestically, and to a lesser extent internationally, the scope of our operations, and have added a number of employees recently, including employees in key management and sales positions. For example, the number of our employees grew from 21 at December 31, 1997 to 127 at June 30, 1999. In particular, our sales force grew from 6 people at December 31, 1997 to 21 people at June 30, 1999. For us to effectively manage our growth, we must continue to:

    - improve our operational, financial and management controls;

    - improve our reporting systems and procedures;

    - install new management and information control systems; and

    - expand, train and motivate our workforce.

IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR ABILITY TO COMPETE WILL BE HARMED.

    We depend on the continued service of our key technical, sales and senior management personnel. None of these persons are bound by an employment agreement and we do not maintain any "key person" life insurance policies. The loss of any of our senior management or other key research, development, sales and marketing personnel could have a material adverse effect on our future operating results. In particular, the loss of the services of Young J. Shin, Chairman of the Board, President and Chief Executive Officer, or other key management personnel, could cause us to incur increased operating expenses and divert other senior management time in searching for their replacements.

    In addition, we must attract, retain and motivate highly skilled employees. In particular, we are actively seeking a vice president of marketing. We face significant competition for individuals with the skills required to develop, market and support our products and services. We cannot assure that we will be able to recruit and retain sufficient numbers of these highly skilled employees.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY AND AN UNANTICIPATED DECLINE IN REVENUES MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

    Although we have had significant revenue growth since our inception, our growth may not be sustainable and prospective investors should not use these past results to predict future results. Our quarterly revenues, expenses and operating results have fluctuated significantly in the past and may vary significantly in the future which may make it difficult to forecast future performance. If our results are below the expectations of securities analysts or investors, our stock price is likely to decline. We believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY AFFECT OUR REVENUES AND OPERATING RESULTS.

    Our operating results are significantly dependent upon the college application market and we expect them to vary seasonally based upon the typical school year. Most college and university application deadlines are during the months of November through March, and therefore our revenues from college applications will typically be higher in the first and fourth quarters than in the second and third quarters of each fiscal year.

    Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on other parts of our business. However, because our business is dependent upon the college application market, we expect that our other revenues may be higher during the first and fourth quarters due to increased activity associated with the deadlines for college applications.

IF WE FAIL TO RENEW OUR ANNUAL SUBSCRIPTION AGREEMENTS WITH HIGHER EDUCATION INSTITUTIONS, HIGH SCHOOLS, MIDDLE SCHOOLS, COMMUNITY COLLEGES AND COMMUNITY YOUTH PROGRAMS WE WILL EXPERIENCE A DECLINE IN REVENUES.

    The term of our subscription agreements is generally one year. If we are unable to migrate educational institutions to multi-year licenses and we fail to continually renew our one-year licensing agreements we may experience unanticipated declines in revenues. Since our operating expenses are based on anticipated revenues and because a high percentage of these expenses are relatively fixed, a rapid decrease in revenues could cause significant variations in operating results from quarter to quarter and cause unexpected results.

WE DEPEND UPON RELATIONSHIPS WITH THIRD-PARTY WEB SITES TO ATTRACT VISITORS TO OUR WEB SITES AND THESE RELATIONSHIPS MAY TERMINATE OR MAY NOT PRODUCE A SIGNIFICANT NUMBER OF VISITORS.

    We rely upon contractual relationships with third party web sites to attract a significant portion of the user traffic on our web sites and co-branded web sites. For example, during the first half of 1999, user traffic generated from the top two arrangements accounted for a significant number of page views on our web site and co-branded web sites. We have entered into agreements with Excite@Home, Lycos and the providers of other third-party web sites to market co-branded web sites. Our failure to maintain existing relationships, establish additional relationships or fully capitalize on such relationships could reduce the number of visitors to our web site and our co-branded web sites, which could make it more difficult for us to market our products and services to colleges and universities, attract corporate sponsors and generate transaction and e-commerce revenues.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WE MAY LOSE THESE RIGHTS AND OUR BUSINESS MAY BE HARMED.

    We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our products and services from those of our competitors. The use by others of our proprietary rights could harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products and services is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

OUR PRODUCTS AND SERVICES COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

    Third parties may claim that we have infringed their current or future intellectual property rights. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent us from offering our products or services or cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms or license a substitute technology or redesign our product to avoid infringement, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information.

WE MAY NOT SUCCESSFULLY ENTER INTERNATIONAL MARKETS OR GENERATE SIGNIFICANT REVENUES ABROAD, WHICH COULD RESULT IN SLOWER REVENUE GROWTH.

    We are expanding internationally primarily to enable foreign students to research and apply to colleges and universities in the United States and recently launched separate home pages dedicated to China and Japan. We may not be successful in expanding into international markets or in generating revenues from foreign operations. Expansion into international markets will require management attention and resources. We have limited experience in localizing our service to conform to local cultures, standards and policies. As we continue to expand internationally, we are subject to risks of doing business internationally, including the following:

    - regulatory requirements that may limit or prevent the offering of our products and services in local jurisdictions;

    - government-imposed limitations on the public's access to the Internet;

    - difficulties in staffing and managing foreign operations;

    - the need to pay costs of foreign operations in foreign currencies;

    - longer payment cycles, different accounting practices and problems in collecting accounts receivable;

    - political instability; and

    - potentially adverse tax consequences.

    To the extent we expand our international operations and have portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks related to foreign currency exchange rate fluctuations.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR SOFTWARE, THIRD-PARTY EQUIPMENT OR OUR INTERNAL OPERATING SYSTEMS COULD REDUCE OUR FUTURE REVENUES AND INCREASE OUR EXPENSES.

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates, and the failure to do so could result in the loss of revenues. The Year 2000 computer issue creates the following risks for us:

    - our products or services could fail due to processing errors caused by unanticipated inaccurate calculations with respect to the Year 2000;

    - third party hardware and software used with our product or that we rely on to provide our services could experience Year 2000 compliance problems; and

    - our customers, suppliers or other third parties that we rely on could experience Year 2000 problems.

    If any of these events occur, it could cause all or a portion of our products or services to fail or become unavailable which could reduce our future revenues and increase our expenses. For a further discussion of Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

RISKS RELATED TO OUR ONLINE SERVICES

IF WE EXPERIENCE SYSTEM FAILURES OUR REPUTATION WILL BE HARMED AND USERS MAY SEEK ALTERNATIVE SERVICE PROVIDERS CAUSING US TO LOSE REVENUES.

    We depend upon our ability to process student applications successfully and provide high quality customer service. We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Substantially all of our computer hardware for operating our service is currently located onsite at our facility in San Francisco, California. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems and we do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our facility could result in interruptions in our services. Any damage to or failure of our systems could result in interruptions in our service. In addition, the system failures of various third party Internet service providers, online service providers and other web site operators could result in interruptions in our service to those users who require such third party providers and operators in order to access our service. Such interruptions will reduce our revenues and our future revenues will be harmed if our users believe that our system is unreliable.

    Our web site has been interrupted for periods ranging from one minute to five hours due to either internal system problems or system failures at our Internet service providers. Certain web-based applications which are accessible from our home page have been inaccessible for as long as 12 hours due to internal system problems. In January 1999, some users experienced interruptions in our service caused by the system failure of an Internet service provider which resulted in the inability of some users to timely file their college applications. As a result of this system failure, one university extended their deadline for students to submit their applications by one day. In addition to placing increased burdens on our engineering staff, any system failures could create a number of user questions and complaints that must be responded to by our customer support personnel. If we experience frequent or persistent system failures, or if users experience service interruptions due to the system failures of third party providers or operators, our reputation and brand could be permanently harmed and our attractiveness to colleges, universities, students and other users would be reduced.

WE MAY HAVE CAPACITY RESTRAINTS WHICH COULD REDUCE OR LIMIT THE GROWTH OF OUR REVENUES.

    We seek to generate a high volume of traffic and transactions on our web site. The satisfactory performance, reliability and availability of our web site, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our revenues depend in part on the number of applications submitted to colleges and universities using our service, the quality and quantity of research materials available through our service and the number of college or career related transactions conducted using our service. If the volume of traffic on our web site continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our service or to timely expand and upgrade our systems and infrastructure to accommodate any increases.

    We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our web site. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

WE DEPEND ON THE INCREASING USE OF THE INTERNET AND ON THE GROWTH OF E-COMMERCE. IF THE USE OF THE INTERNET AND E-COMMERCE DOES NOT GROW AS ANTICIPATED, OUR REVENUES COULD DECLINE AND OUR BUSINESS WILL BE HARMED.

    We depend on the increased acceptance and use of the Internet as a medium for e-commerce and the adoption and use of the Internet by consumers, businesses and institutions, particularly colleges, universities, high schools and community youth programs. Rapid growth in the use of the Internet is a recent occurrence. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

THE INTERNET IS SUBJECT TO RAPID CHANGE WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS OR OUR PRODUCTS AND SERVICES BECOMING OBSOLETE.

    Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To succeed, we will need to effectively adapt to rapidly changing technologies and continually improve the performance features and reliability of our products and services. We could incur substantial costs in modifying our products, services or infrastructure to adapt to these changes. Our technologies may also become obsolete and we may also lose customers and revenues if our products and services fail to adapt to the rapid changes which are characteristic of the Internet.

WE MAY BE HELD LIABLE FOR CONTENT AVAILABLE ON OUR WEB SITE OR PRODUCTS SOLD THROUGH OUR WEB SITE.

    We may be subject to claims relating to content that is published on or downloaded from our web site. We also could be subject to liability for content that is accessible from our web site through links to other web sites or that is posted by our users in chat rooms or bulletin boards. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, claims like this, with or without merit, would result in diversion of our financial resources and management personnel.

    Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages.

WITHOUT THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND THE AVAILABILITY OF INCREASED BANDWIDTH TO CONSUMERS, WE MAY NOT BE ABLE TO INCREASE OUR REVENUES AND OUR BUSINESS COULD BE HARMED.

    Given the online nature of our business, without the continued development and maintenance of the Internet infrastructure, we could fail to meet our overall strategic objectives and ultimately fail to generate the web site traffic and revenues we expect. This continued development of the Internet includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products including high speed modems, for providing reliable Internet access and services. Because global commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term.

    The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for applying to colleges and universities and conducting student and career related research and transactions. Our business will depend on the ability of customers to continue to download information on colleges and universities, career paths and financial aid, as well as to conduct commercial transactions with us without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our web site. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner.

FUTURE GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR PRODUCTS AND SERVICES OR INCREASE THE COST OF DOING BUSINESS.

    There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on e-commerce companies as well as companies like us that provide e-commerce services. For example, Congress recently enacted the Children's Online Privacy Protection Act which restricts the ability of web sites and online services to collect information on children under the age of 13 without their parents' consent. In addition, the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. We could incur additional expenses if new laws or regulations regarding the use of personal information are introduced or if these authorities choose to investigate our privacy practices. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform with future laws or regulations that are adopted. Compliance with future laws and regulations could be time consuming, expensive, impractical or impossible. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive imposes restrictions that are more stringent than current Internet privacy laws in the United States. Although it is uncertain whether this directive and resulting legislation will apply to companies located in the United States, if it were applied to us, we may have to take additional costly or time consuming steps to comply with its requirements. Other countries have adopted or may adopt similar legislation. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our products and services, increase our cost of doing business or otherwise harm our business.

    In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

THE IMPOSITION OF ADDITIONAL STATE TAXES ON INTERNET-BASED TRANSACTIONS WOULD INCREASE OUR COST OF DOING BUSINESS AND COULD ADVERSELY EFFECT OUR ABILITY TO BECOME PROFITABLE.

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our opportunity to become profitable.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on electronic commerce, where such taxes are discriminatory against Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

UNAUTHORIZED BREAK-INS TO OUR SERVICE COULD CAUSE US TO LOSE USERS AND DISCOURAGE NEW USERS FROM USING OUR SERVICE.

    Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete their college applications. In addition, unauthorized persons may improperly access our data, damage or change our system or take confidential information. Such actions may be very expensive to remedy and could damage our reputation and discourage new and existing users from using our service.

WE MAY BE LIABLE FOR INVASION OF PRIVACY OR MISAPPROPRIATION BY OTHERS OF OUR USERS' PERSONAL OR CREDIT CARD INFORMATION.

    The college application process, the career placement process and the financial aid process all require the disclosure of highly sensitive information by the applicant, including prior grade point averages, test scores, personal history, work experience, financial status and contact information. We have developed internal security systems for our service to protect the information disclosed to us from unauthorized use or access. We also rely on security and authentication technology licensed from third parties to perform real-time credit card authorization and verification. We cannot predict whether new technological developments could allow these security measures to be circumvented. If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability. These could include claims for invasion of privacy, unauthorized purchases with credit card information, impersonation or other similar fraud claims.

    Although we have a policy against using personal information, we may decide in the future to compile and provide such information to our corporate customers and electronic commerce merchants. Both the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. We could incur additional expenses if new laws or regulations regarding the use of personal information are introduced or if these authorities choose to investigate our privacy practices. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform with laws or regulations that are adopted.

IF OUR SOURCE CODE IS RELEASED TO OUR SUBSCRIBERS, OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS COULD BE JEOPARDIZED AND OUR REVENUES COULD DECLINE.

    Some of our subscription agreements require us to place the source code for our products in escrow. These agreements generally provide these subscribers with a limited, non-exclusive license to use this code if:

    - we fail to provide the product or maintenance and support;

    - we cease to do business without a successor; or

    - there is a bankruptcy proceeding against us.

Our revenues could decline and our business could be seriously harmed if subscribers were granted this access.

RISKS RELATED TO OUR OFFERING

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE.

    Sales of substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under agreements that our stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict our stockholders from selling, pledging our otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following table indicates approximately when the 20,080,175 shares of our common stock that are not being sold in the offering but which were outstanding as of September 30, 1999 will be eligible for sale into the public market:

                                                                  ELIGIBILITY OF RESTRICTED
                                                                         SHARES FOR
                                                                    SALE IN PUBLIC MARKET
                                                               -------------------------------
On the date of this prospectus...............................                       0
180 days after the date of this prospectus...................              17,667,138
At various times after the expiration of the 180 day
  lock-up period.............................................               2,413,037

    Additionally, of the 2,093,185 shares issuable upon exercise of options to purchase our common stock outstanding as of September 30, 1999, approximately 1,211,709 shares will be vested and eligible for sale 180 days after the date of this prospectus. In addition, 36,129 shares issuable upon exercise of outstanding warrants will be eligible for sale 180 days after the date of this prospectus. We have granted registration rights to the holders of substantially all of our capital stock and warrants to purchase capital stock, which will allow those holders to sell their shares in the public market sooner and in larger amounts than they otherwise could. We also intend to register 5,461,502 shares that we have reserved under our stock option plans and our employee stock purchase plan which will allow these shares to be sold in the public market. For a further description of the eligibility of shares for sale into the public market following the offering. See "Shares Eligible for Future Sale."

FAILURE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS AND SERVICES COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUES.

    We expect that the net proceeds from this offering, together with currently available funds, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

    - develop or enhance our products and services;

    - acquire technologies, products or businesses;

    - expand operations, in the United States or internationally;

    - hire, train and retain employees;

    - promote our products and services; or

    - respond to competitive pressures or unanticipated capital requirements.

Our failure to do any of these things could result in lower revenues and could harm our business.

WE MAY SEEK TO RAISE ADDITIONAL FUNDS, FINANCE ACQUISITIONS OR DEVELOP STRATEGIC RELATIONSHIPS BY ISSUING CAPITAL STOCK WHICH WOULD REDUCE THE PERCENTAGE OWNERSHIP OF EXISTING STOCKHOLDERS.

    We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of existing stockholders. Furthermore, any new securities could have rights, preferences or privileges senior to those of our common stock.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this
offering will, therefore, incur immediate dilution of $      in net tangible
book value per share of common stock, based on an assumed public offering price
of $      per share. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. Investors will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OUR SHARES HAVE NOT BEEN PUBLICLY TRADED BEFORE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

    Prior to this offering, you could not buy or sell our common stock publicly. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay. An active public market for our common stock may not develop or be sustained after the offering and therefore we cannot predict how liquid this market will become. We will negotiate and determine the initial public offering price with the representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result you may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, most of which are beyond our control:

    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance;

    - the discussion of our company or stock price in online investor communities such as chat rooms;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major customer or failure to complete significant subscription transactions;

    - additions or departures of key personnel; and

    - fluctuations in stock market price and volume, which are particularly common among securities of Internet-based companies.

    The market prices of stock for Internet-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of such companies. Such market prices may not be sustainable and may be subject to wide variations. If our common stock trades to such levels following this offering, it may thereafter experience a material decline.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

    In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could harm our business.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders. Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    - prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

    - limitations on the ability of stockholders to call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of Embark.com. See "Description of Capital Stock."

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

    Upon completion of this offering, our executive officers, directors and principal stockholders who hold more than 5% of our capital stock will
beneficially own, in the aggregate, approximately       % of our outstanding
common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of Embark.com and will make some transactions difficult or impossible without the support of these stockholders. See "Principal Stockholders."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the
shares of our common stock to be approximately $      million, approximately
$      million if the underwriters' over-allotment option is exercised in full,
at an assumed initial public offering price of $      per share, after deducting
the estimated underwriting discounts and commissions and estimated offering expenses.

    We intend to use the net proceeds from this offering for working capital and general corporate purposes, including expansion of our sales and marketing programs, research and development and general administrative operations. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture.

    The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. We believe that our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next 12 months.

                                DIVIDEND POLICY

    We have never paid or declared any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends. See "Description of Capital Stock."

                                 CAPITALIZATION

The following table sets forth the following information:

- Our actual capitalization as of June 30, 1999;

- Our pro forma capitalization after giving effect to (a) the receipt of proceeds of $50,000 from the sale of 13,037 shares of Series D preferred stock in September 1999; (b) the receipt of proceeds of $24.0 million from the sale of 2,400,000 shares of Series E preferred stock in September 1999; and (c) the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and

- Our pro forma as adjusted capitalization after giving effect to the sale of shares of common stock at an assumed initial public offering price
  of $      per share in this offering, less the estimated underwriting discounts and commissions and estimated offering expenses.

                                                                                         JUNE 30, 1999
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                         (IN THOUSANDS)
Borrowings, excluding current portion.......................................  $      426   $     426    $     426
                                                                              ----------  -----------  -----------
Mandatorily redeemable convertible preferred stock, $0.001 par value;
  actual-- 6,197,019 shares issued and outstanding; pro forma and pro forma
  as adjusted--no shares, issued and outstanding............................      17,318          --           --
                                                                              ----------  -----------  -----------
Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value; actual--20,600,000 shares authorized; 3,195,662 shares issued and outstanding; pro forma and pro forma as adjusted--5,000,000 shares authorized; no shares issued and
  outstanding...............................................................           3          --           --
Common stock, $0.001 par value; actual--50,000,000 shares authorized;
  7,727,788 shares issued and outstanding; pro forma-- 100,000,000 authorized; 19,533,506 shares issued and outstanding; pro forma as
  adjusted--100,000,000 shares authorized;           shares issued and
  outstanding...............................................................           8          20
Additional paid-in capital..................................................       5,756      47,115
Notes receivable from stockholders..........................................         (42)        (42)         (42)
Unearned stock-based compensation...........................................      (2,736)     (2,736)      (2,736)
Accumulated deficit.........................................................     (10,984)    (10,984)     (10,984)
                                                                              ----------  -----------  -----------
  Total stockholders' equity (deficit)......................................      (7,995)     33,373
                                                                              ----------  -----------  -----------
    Total capitalization....................................................  $    9,749   $  33,799    $
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

------------------------

This table excludes the following shares:

- 2,093,185 shares subject to options outstanding as of September 30, 1999, at a weighted average exercise price of $1.05 per share;

- 2,618,317 additional shares that we could issue under our stock option plans;

- 750,000 shares that we could issue under our employee stock purchase plan; and

- 36,129 shares subject to warrants outstanding as of September 30, 1999, at a weighted average exercise price of $2.19 per share.

                                    DILUTION

    The pro forma net tangible book value of our common stock on June 30, 1999, after giving effect to (a) the receipt of proceeds of $50,000 from the sale of 13,037 shares of Series D preferred stock in September 1999; (b) the receipt of proceeds of $24.0 million from the sale of 2,400,000 shares of Series E preferred stock in September 1999; and (c) the conversion of all outstanding shares of preferred stock upon the closing of the offering, was approximately
$      million, or approximately $      per share. Pro forma net tangible book
value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common
stock immediately afterwards. Assuming our sale of       shares of common stock
offered by this prospectus at an assumed initial public offering price of
$      per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value at June
30, 1999 would have been approximately $      million or $      per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate decrease in net tangible
book value of $      per share to new investors purchasing shares of common
stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share...........             $
  Pro forma net tangible book value per share at June 30,
    1999..................................................  $
  Increase per share attributable to new investors........
                                                            ---------
Pro forma net tangible book value per share after this
  offering................................................
                                                                       ---------
Dilution per share to new investors.......................             $
                                                                       ---------
                                                                       ---------

    The following table summarizes, on a pro forma basis, as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have
assumed an initial public offering price of $      per share, and we have not
deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                                          SHARES PURCHASED       TOTAL CONSIDERATION    AVERAGE
                                                       -----------------------  ---------------------    PRICE
                                                          NUMBER      PERCENT     AMOUNT     PERCENT   PER SHARE
                                                       ------------  ---------  ----------  ---------  ----------
Existing stockholders................................    20,080,175           % $   20,349           % $

New stockholders.....................................
                                                       ------------  ---------  ----------  ---------

  Total..............................................                         % $                    %
                                                       ------------  ---------  ----------  ---------
                                                       ------------  ---------  ----------  ---------

    The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. The exercise of options or warrants having an exercise price less than the offering price would increase the dilutive effect to new investors. See "Capitalization," "Management--Employee Benefit Plans" and notes 5, 8 and 10 of the notes to our financial statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with Embark.com's financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 is derived from audited financial statements not included elsewhere in this prospectus. The statement of operations data for the period from inception (August 22, 1995) to December 31, 1995, and the balance sheet data as of December 31, 1995, are derived from the unaudited financial statements not included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from the unaudited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods. The financial information presented below is in thousands, except per share data.

                                                           PERIOD FROM                                       SIX MONTHS ENDED
                                                         INCEPTION AUG.       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                           22, 1995 TO    -------------------------------  --------------------
                                                          DEC. 31, 1995     1996       1997       1998       1998       1999
                                                         ---------------  ---------  ---------  ---------  ---------  ---------
                                                           (UNAUDITED)                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................     $      --     $     141  $     427  $   1,632  $     331  $   1,245
                                                                -----     ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Cost of revenues.....................................            --            21        290        851        209      1,404
  Research and development.............................            26           449        375        440        163        615
  Sales and marketing..................................            57           392        346      2,067        543      3,225
  General and administrative...........................            15           134        225        722        243        655
  Amortization of stock-based compensation.............           246            28        235        582        315        495
                                                                -----     ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................           344         1,024      1,471      4,662      1,473      6,394
                                                                -----     ---------  ---------  ---------  ---------  ---------
Loss from operations...................................          (344)         (883)    (1,044)    (3,030)    (1,142)    (5,149)
Interest expense.......................................            --            --         (9)       (14)        (8)       (41)
Interest and other income (expense), net...............             1             3          2         10         (1)        57
                                                                -----     ---------  ---------  ---------  ---------  ---------
Net loss...............................................          (345)         (880)    (1,051)    (3,034)    (1,151)    (5,133)

Accretion of mandatorily redeemable convertible
  preferred stock......................................            --            --         --       (177)       (59)      (364)
                                                                -----     ---------  ---------  ---------  ---------  ---------
Net loss attributable to common stock..................     $    (345)    $    (880) $  (1,051) $  (3,211) $  (1,210) $  (5,497)
                                                                -----     ---------  ---------  ---------  ---------  ---------
                                                                -----     ---------  ---------  ---------  ---------  ---------
Net loss per share attributable to common stock:
  Basic and diluted....................................                   $   (1.55) $   (0.26) $   (0.49) $   (0.21) $   (0.73)
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
  Weighted average shares..............................                         569      4,020      6,496      5,871      7,537
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share attributable to common
  stock (unaudited):
  Basic and diluted....................................                                         $   (0.28)            $   (0.38)
                                                                                                ---------             ---------
                                                                                                ---------             ---------
  Weighted average shares..............................                                            11,374                14,309
                                                                                                ---------             ---------
                                                                                                ---------             ---------

                                                                                    DECEMBER 31,
                                                                   ----------------------------------------------   JUNE 30,
                                                                       1995         1996       1997       1998        1999
                                                                   -------------  ---------  ---------  ---------  -----------
                                                                    (UNAUDITED)                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents........................................    $      46    $      97  $     102  $     658   $  10,751
Working capital (deficit)........................................            2            7       (458)      (730)      8,739
Total assets.....................................................           68          186        482      1,839      14,224
Deferred revenues................................................           --           --        505      1,008       2,686
Borrowings, less current portion.................................           --           --         --        246         426
Mandatorily redeemable convertible preferred stock...............           --           --         --      2,540      17,318
Total stockholders' equity (deficit).............................           22           39       (379)    (3,007)     (7,995)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Embark was incorporated in August 1995. We intitially generated revenues exlusively through the sale of educational content on CD-ROMs. In March 1996 we launched our web site WWW.EMBARK.COM, formerly WWW.COLLEGEEDGE.COM. We launched the initial versions of our web-based Embark.com Enrollment Services System
(ESS) in December 1996 and our web-based Embark.com Education and Career Opportunities System (ECOS) in October 1998. With the initial release of these products and services we accelerated the development of our sales and marketing organizations. We have continued to release new versions of these fully-hosted products as upgrades are developed. Our number of employees grew from 21 at December 31, 1997 to 127 at June 30, 1999 to 152 at August 31, 1999. We have incurred significant losses and negative cash flows since inception and, as of June 30, 1999, we had an accumulated deficit of $11.0 million.

    We market and sell subscriptions to higher education institutions, high schools and community youth programs primarily through our direct sales organization. We market to consumers, primarily students who are typically ages 15-17, through a mix of marketing programs. Our revenues to date have been derived predominantly from accounts in the United States. However, we believe that international revenues will grow in absolute dollars as we expand our operations. To date, we have experienced seasonality in our revenues, with revenues being concentrated in the fourth and first quarters of the year which match the undergraduate and graduate application season. We expect this trend to continue.

    We have and expect to continue to generate revenues from multiple sources. To date, substantially all of our revenues consist of set-up and development fees, subscription fees and transaction processing fees associated with Embark.com ESS and subscription fees associated with Embark.com ECOS. We also generate revenues from corporate sponsorship fees, marketing referral fees and e-commerce transaction fees from our web site.

    Set-up and development fees are recognized after any customization and design work has been completed and the subscriber has been granted access to our network. Subscription fees are recognized over the length of the subscription, which is typically one year. Payments received in advance of revenue recognition are recorded as deferred revenues. As of June 30, 1999 we had $2.7 million in deferred revenues. We derive transaction processing fees from the submission of online applications by students and targeted recruiting messages by colleges and universities. Application fees are recognized at the time that the application is submitted and revenues from targeted recruiting messages are recognized at the time of delivery. Up-front fees and other payments from corporate sponsors are recognized ratably over the term of the agreement. Marketing referral fees from corporate sponsors and commerce partners are recognized when we are notified by our corporate sponsors and commerce partners on a quarterly basis. In August 1999, we opened our online store to provide students and parents with educational products, care packages and selected collegiate wear. To date, we have not generated significant revenues from e-commerce transactions.

    A relatively broad base of customers concentrated in the educational community account for a significant portion of our total revenues. We believe that the loss of one or more of the perceived leaders among colleges or universities could result in additional lost revenues and slower growth. In 1997 and 1998, Educational Testing Service, which provides services to educational institutions including the University of California undergraduate system, accounted for 16% and 10% of our revenues, respectively. For the six month period ended June 30, 1999, no single customer accounted for more than 10% of our total revenues.

    Our operating expenses include cost of revenues, research and development, sales and marketing and general and administrative.

    Cost of revenues primarily consists of costs for customer support and web site operations, including fees for independent contractors, compensation for institutional customer support, user technical support, web page development and web site operations personnel, ISP connectivity charges, bank processing charges for customer fees paid by credit cards, depreciation of the equipment required for our web site operations and quality assurance activities.

    Research and development expenses consist primarily of compensation for research and development staff and payments to outside contractors and, to a lesser extent, depreciation on equipment used for development and overhead costs. Research and development expenses include costs associated with the development of new products and services and enhancements to existing products and services. These costs consist primarily of employee salaries, benefits, and the cost of consulting resources that supplement the internal development team. We have not capitalized any software development costs and have expensed all of these costs as incurred.

    Sales and marketing expenses primarily consist of compensation for sales and marketing personnel, advertising and other promotional costs, expenses for creative design of our web site and marketing materials costs.

    General and administrative expenses consist of salaries for administrative, executive and finance personnel, recruiting costs, information systems costs, professional services fees and allowances for doubtful accounts.

    We expect to make significant investments in research and development and technology to enhance our current products and services, develop new products and services and further advance our solution offerings. In addition, an important part of our strategy is to expand our operations and employee base and build our sales, marketing, customer support, technical and operational resources. Our rate of expense growth is primarily driven by increases in personnel and expenditures for advertising and promotion. We intend to increase our expenses significantly in an effort to increase our revenues and expect to incur operating losses for at least the next 18 months. We have a limited operating history which makes it difficult to predict future operating results. Our operating expenses are relatively fixed and are based on anticipated revenues trends; and the failure of our customers to renew their subscriptions or an unexpected decrease in the use of our web site by students to submit applications to colleges and universities could cause significant variations in operating results from quarter to quarter and could result in unforeseen losses.

    We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline.

RESULTS OF OPERATIONS

    The following tables set forth statement of operations data for each of the six quarters in the period ended June 30, 1999. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our annual audited financial statements and related notes appearing elsewhere in this prospectus. Our quarterly operating results are expected to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                                                              MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                                1998       1998       1998        1998       1999       1999
                                                              --------   --------   ---------   --------   --------   --------
                                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $ 146      $ 185      $  428     $    873   $    632   $    613
                                                              --------   --------   ---------   --------   --------   --------
Operating expenses:
  Cost of revenues..........................................      91        118         233          409        595        809
  Research and development..................................      66         97         121          156        275        340
  Sales and marketing.......................................     181        362         590          934      1,026      2,199
  General and administrative................................     104        139         220          259        277        378
  Amortization of stock-based compensation..................      87        228         139          128        136        359
                                                              --------   --------   ---------   --------   --------   --------
    Total operating expenses................................     529        944       1,303        1,886      2,309      4,085
                                                              --------   --------   ---------   --------   --------   --------
Loss from operations........................................    (383)      (759)       (875)      (1,013)    (1,677)    (3,472)
Interest expense............................................      --         (8)         (1)          (5)       (10)       (31)
Interest and other income (expense), net....................      --         (1)          7            4          1         56
                                                              --------   --------   ---------   --------   --------   --------
Net loss....................................................   $(383)     $(768)     $ (869)    $ (1,014)  $ (1,686)  $ (3,447)
                                                              --------   --------   ---------   --------   --------   --------
                                                              --------   --------   ---------   --------   --------   --------

REVENUES

    Revenues increased from $141,000 in 1996, to $427,000 in 1997, to $1.6 million in 1998. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, revenues increased from $331,000 to $1.2 million. The increase in revenues for the periods presented resulted from growth in the number of subscriptions to Embark.com ESS and Embark.com ECOS by new customers and growth in the number of applications submitted to colleges and universities through our web site. Although we increased the prices of our set-up and development fees, annual subscription fees and online application submission fees during the periods presented, the effects of these increases were not material.

OPERATING EXPENSES

    COST OF REVENUES. Cost of revenues increased from $21,000 in 1996, to $290,000 in 1997, to $851,000 in 1998. In the six months ended June 30, 1998 cost of revenues was $209,000 or 63% of revenues and, in the six months ended June 30, 1999, $1.4 million or 113% of revenues. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, these costs increased $1.2 million, of which $658,000 is attributable to salaries and related taxes associated with additional personnel in our web page development, technical support and other support groups. In the fourth quarter of 1998, we significantly increased our customer support personnel and web site operations personnel and accordingly experienced an increase in personnel-related costs. Also in the fourth quarter of 1998, we began a significant build-up of our computer network in order to handle the

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increasing volume of transactions on our web site resulting in increased depreciation expense as well as increased ISP connectivity charges. We anticipate that our cost of revenues will vary, and may increase, as a percentage of revenues in future quarters as we expand our web site operations group and web site facilities.

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased from $449,000 in 1996, to $375,000 in 1997, and increased to $440,000 in 1998.
Research and development expenses were $163,000 in the six months ended June 30, 1998 and $615,000 in the six months ended June 30, 1999. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, these costs increased $452,000, of which $234,000 is attributable to salaries and related taxes associated with additional personnel and $99,000 is attributable to increases in consulting expenses. The decrease of $74,000 from 1996 to 1997 is due to purchases of non-capitalized hardware and software in 1996. We expect that research and development expenses will continue to increase in absolute dollars and will vary as a percentage of revenues in future quarters.

    SALES AND MARKETING. Sales and marketing expenses decreased from $392,000 in 1996 to $346,000 in 1997, and increased to $2.1 million in 1998. Sales and marketing expenses were $543,000 in the six months ended June 30, 1998 and $3.2 million in the six months ended June 30, 1999. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, these costs increased $2.7 million, of which $668,000 is attributable to salaries and related taxes associated with additional personnel and $1.2 million is attributable to increases in advertising and promotional expenses. We expect that sales and marketing expenses will continue to increase in absolute dollars as we continue to expand our sales and marketing efforts and increase promotional activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $134,000 in 1996, to $225,000 in 1997, to $722,000 in 1998. General and
administrative expenses were $243,000 in the six months ended June 30, 1998 and $655,000 in the six months ended June 30, 1999. Comparing the six months ended June 30, 1998 to the six months ended June 30, 1999, these costs increased $412,000, of which $99,000 is attributable to salaries and related taxes associated with additional personnel and $136,000 is attributable to professional services fees. We expect that general and administrative expenses will continue to increase in absolute dollars in future quarters as we continue to build our infrastructure and the expenses associated with operating as a public company.

    AMORTIZATION OF STOCK-BASED COMPENSATION. Amortization of stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for stock options granted to consultants in exchange for services. Employee stock-based compensation expense is amortized over the corresponding vesting period, generally three to four years, using an accelerated method. In connection with the grant of employee stock options, we recorded aggregate unearned stock-based compensation of $3.6 million through June 30, 1999. We amortized stock-based compensation expense of $582,000 in 1998 and $495,000 for the six months ended June 30, 1999. As of June 30, 1999, we expect to record employee stock-based compensation expense of approximately $328,000 and $321,000 for the quarters ending September 30, 1999 and December 31, 1999, respectively, and $1.0 million, $662,000, $346,000 and $79,000 for the years ending December 31, 2000 through 2003, respectively. Stock-based compensation expense may be reduced in future periods to the extent that options are terminated prior to full vesting.

    Stock-based compensation expense related to stock options granted to consultants is recognized as the options are earned using an accelerated method. At each reporting date, we re-value the unearned stock options using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. For the year ended December 31, 1998 and the six months ended June 30, 1999, we recorded expenses of $268,000 and $48,000, respectively. Stock-based compensation expense may increase if additional stock options are granted.

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INTEREST EXPENSE

    Interest expense is primarily comprised of interest charges on borrowings.

INTEREST AND OTHER INCOME (EXPENSE)

    Interest and other income (expense) consists primarily of interest income earned on our cash and cash equivalent balances offset by local business taxes.

INCOME TAXES

    We have incurred operating losses for all periods. As of December 31, 1998, we had net operating loss carryforwards for federal tax purposes of approximately $3.7 million and for state tax purposes of approximately $2.5 million. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates through fiscal 2018. Under the provisions of the Internal Revenue Code, some substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception through June 30, 1999, we have financed our operations primarily through private sales of common and preferred stock, with net proceeds totaling approximately $18.1 million. As of June 30, 1999, we had $10.8 million in cash and cash equivalents and $8.7 million in working capital.

    Net cash used in operating activities was $793,000 in 1996, $412,000 in 1997, $1.5 million in 1998 and $4.0 million for the six months ended June 30, 1999. Net cash used to fund operating activities in each of these periods reflect net losses, offset in part by increases in deferred revenues and accrued liabilities. Net cash used in investing activities was $25,000 in 1996, $69,000 in 1997, $522,000 in 1998 and $647,000 for the six months ended June 30, 1999.
Investing activities consist primarily of purchases of computer hardware and software, office furniture and equipment. Net cash generated from financing activities was $869,000 in 1996, $486,000 in 1997, $2.6 million in 1998 and
$14.7 million for the six months ended June 30, 1999. Net cash generated from financing activities consists primarily of net proceeds from the issuance of convertible preferred stock.

    We entered into an equipment line of credit in July 1998 at an interest rate of prime plus 1.25% and secured by purchased equipment and substantially all of our assets. We had borrowed a total of $500,000 under the equipment line of credit as of January 31, 1999. This amount, including interest, is repayable over 36 months beginning in February 1999. No additional amounts may be drawn against this facility.

    We entered into a loan agreement in October 1998, under which we could borrow up to $500,000 at an interest rate of 13.14% and secured by purchased equipment. Advances under the loan agreement are to be repaid over 42 months. In January 1999, we drew down approximately $261,000. A warrant was issued to the lender in conjunction with the loan agreement. "See Capital Stock--Warrants."

    We issued an aggregate of 2,400,000 shares of Series E preferred stock at $10.00 per share in September 1999, for an aggregate purchase price of $24.0 million.

    We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and operating expense requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working

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
capital and operating expense requirements or for other purposes and may seek to raise these additional funds through public or private debt or equity financings. There can be no assurance that this additional financing will be available, or if available, will be on reasonable terms and not dilutive to our stockholders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company does not expect the adoption of SOP 98-1 to have a material impact on its financial position, results of operations or cash flows. The Company will be required to implement SOP 98-1 for the year ending December 31, 1999.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up costs related to new operations be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company has adopted SOP 98-5 for all periods presented, which did not have a material impact on its financial position, results of operations or cash flows.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative financial instruments and hedging activities. Because the Company currently holds no derivative instruments and does not engage in hedging activities, the Company does not expect the adoption of SFAS No. 133 to have a material impact on its financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 for the year ending December 31, 2001.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We offer our products and services in the United States and Europe. We anticipate marketing our products and services in Asia in 2000. As a result, our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our product less competitive in foreign markets. Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our cash equivalents are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

YEAR 2000 READINESS

    The "Year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

    We designed our product to be Year 2000 compliant when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our product are Year 2000 compliant. However, we have not exhaustively tested our product for Year 2000 compliance. We continue to respond to customer questions about prior versions of our product on a case-by-case basis.

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    We have defined Year 2000 compliant as the ability to:

    - Correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    - Function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

    - Respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

    - Store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

    - Recognize year 2000 as a leap year.

    We are seeking assurances from our vendors that licensed software is Year 2000 compliant. To date, we have received assurances from a subset of the vendors of our enterprise resource planning software, and technology support software as to their Year 2000 compliance. Despite testing by us and current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our product could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability from our customers, any of which could harm our business.

    Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of this potential litigation, it is uncertain whether or to what extent we may be affected by it. Congress recently passed a law that is intended to limit liability for some failures to achieve Year 2000 compliance. There can be no assurance that this bill will provide us with any protection.

    We have initiated an assessment of our material internal information technology systems, including both our own software products and third-party software and hardware technology. We are in the process of assessing our non-information technology systems. We expect to complete our assessment and testing and perform any needed remediation of these systems by December 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

    We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our product and services. As a result, our business could be harmed.

    We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could harm our business.

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    We do not have a contingency plan to address situations that may result if our critical operations are not Year 2000 ready, and we do not anticipate the need to do so. The cost of developing and implementing the plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, including utility or transportation company Year 2000 compliance failure interruptions.

    Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences. These include:

    - claims from our customers asserting liability, including liability for breach of warranties related to the failure of our product and services to function properly, and any resulting settlements or judgments; and

    - our inability to manage our own business.

IMPACT OF EUROPEAN MONETARY CONVERSION

    We are aware of the issues associated with the changes in Europe resulting from the formation of a European economic and monetary union. One change resulting from this union required EMU member states to irrevocably fix their respective currencies to a new currency, the euro, as of January 1, 1999, at which date the euro became a functional legal currency of these countries. During the next three years, business in the EMU member states will be conducted in both the existing national currency, such as the French franc or the Deutsche mark, and the euro. As a result, companies operating or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the euro. We are still assessing the impact that the conversion to the euro will have on our internal systems, the sales of our products and services, and the European and global economies. We will take appropriate corrective actions based on the results of such assessment. We have not yet determined the cost related to addressing this issue.

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                                    BUSINESS

OVERVIEW

    Embark.com is a leading provider of online information, products and services to facilitate the achievement of higher education goals. We help colleges and universities to more effectively manage their recruiting and enrollment processes. As of September 24, 1999, over 240 graduate and undergraduate schools subscribed to our services. Our users include 26 of the top 50 national undergraduate institutions and 47 of the top 50 graduate business schools as ranked by U.S.News & World Report. We also help over 930 high schools, middle schools, community colleges and community youth programs provide in-depth career and college guidance to students while monitoring and tracking their results. Through our web site, located at WWW.EMBARK.COM, we also help students and parents manage the transition to higher education. We believe our web site is the most comprehensive source of information on higher education on the Internet with over 120,000 pages of content. By combining our content with our Internet-based technologies, students and their parents can research detailed information on higher education institutions as well as financial aid programs and other relevant information. They can also communicate with these institutions, be recruited and submit applications online. As of September 24, 1999, over 500,000 users have registered to use our services on our web site.

INDUSTRY BACKGROUND

    MARKET FOR HIGHER EDUCATION IN THE UNITED STATES. The market for education is the second largest sector of the U.S. economy. The U.S. Department of Education estimates that expenditures by higher education institutions will be approximately $227 billion and that student enrollment in our nation's colleges and universities will be approximately 15 million in 1999. We estimate that approximately 14 million applications were submitted to U.S. colleges and universities in the 1997/1998 school year. We estimate that the market for recruiting and enrolling students is approximately $12 billion, and that private colleges and universities spend approximately $2,500 per enrolled student to recruit each new fall class while public colleges and universities spend an average of $400 per enrolled student.

    DEMAND FOR COLLEGE AND CAREER GUIDANCE IN THE UNITED STATES. According to the U.S. Department of Education, total enrollment in public and private kindergarten through 12(th) grade (K-12) schools is over 53 million in 1999 and is projected to continue to grow. The percentage of high school graduates that enrolled in two-year or four-year college programs rose from 54% in 1986 to 67% in 1997. As a result, college and career guidance has become increasingly important to the education community. In 1997 there were over 14,500 public school districts and over 114,500 public and private K-12 schools. In order to meet the demands of an increasing student population, public K-12 schools will spend an estimated $312 billion in 1999 rising to $369 billion in 2002.

    TRADITIONAL APPROACHES TO HIGHER EDUCATION IN THE UNITED STATES. There are approximately 3,700 higher education institutions in the United States, many with multiple admissions offices, spending significant funds to recruit and enroll prospective students. Most higher education institutions depend on traditional, paper-based processes to market their schools, recruit students, and process applications for enrollment. Costly traditional marketing and recruiting involves mass mailing paper brochures, attending college fairs or placing advertisements. Processing paper applications often includes the re-keying of information that can result in errors or delays. Admissions officers and staff are also increasingly inundated by email inquiries while facing the difficulties of managing events and communications with their prospective students. Recognizing the limitations of traditional paper-based processes, many higher education institutions have developed more sophisticated functionality in their own web site. However, attracting a significant number of students to their web site may require costly marketing and advertising programs. Education institutions also face the growing costs and challenges

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of managing a secure, transaction-based Internet infrastructure that can handle increasing usage and evolve with rapidly changing technology.

    High schools are finding it increasingly difficult to provide individual college and career counseling. According to the National Center of Education Statistics, in 1995 the national student/counselor ratio in United States high schools was 512:1. Furthermore, we believe that high schools have limited resources to track and measure the effectiveness of their guidance programs.

    Students and parents face the challenges of identifying the best higher education opportunities available to them. Many students and parents cannot afford professional advice and preparation and therefore must search for the best education opportunities available to them from a confusing array of books, marketing literature, counselors, teachers and friends. In addition, the process of applying to and financing higher education is complex, costly and time consuming.

    GROWTH OF THE INTERNET. Through the Internet, people can efficiently and rapidly search, access and manipulate information from a wide variety of sources regardless of their location. We believe the Internet is particularly well suited to deliver information and facilitate transactions within the global community of educational institutions and students. Jupiter Communications projects that 75% of all teens and 85% of all college students in the United States will be using the Internet in 2000. We believe that Americans between the ages of 10 and 24, who are considered "Generation Y," will adopt the Internet to gather information on educational opportunities and to purchase education related services and other consumer products. U.S.News & World Report recently reported that 21% of students who applied to college last year said they prefer the electronic application method, up from 11% two years ago.

THE EMBARK.COM SOLUTION

    We are pioneering the use of the Internet to simplify processes and improve results for higher education institutions, high schools, community youth programs, students and parents. Embark.com Enrollment Services System (ESS) is a web-based service that provides higher education institutions with management tools for automating and improving the recruiting and admissions processes. Embark.com Education and Career Opportunities System (ECOS) is a web-based college and career guidance service to high schools and community youth programs. Embark.com ECOS provides information and tools to students and parents, while giving schools management and tracking tools to measure their students' progress and results. Our web site, WWW.EMBARK.COM, provides detailed information, advice, tools and other interactive functionality to help people achieve their education and career goals. Through our web site students can apply online to colleges and universities and can purchase educational materials and other products.

BENEFITS TO HIGHER EDUCATION INSTITUTIONS

    - BETTER MARKETING REACH. Embark.com ESS provides individual subscriber colleges and universities with a cost effective method to reach a larger pool of prospective students. A rapidly growing base of students who use our WWW.EMBARK.COM web site and Embark.com ECOS are registering to be recruited by colleges and universities through Embark.com ESS.

    - BETTER TARGETING OF RECRUITS. Embark.com ESS allows colleges and universities to select a detailed profile of students for targeted recruiting while protecting the students' identities.

    - OPERATIONAL EFFICIENCY. Embark.com ESS streamlines and automates many routine admissions tasks like handling student inquiries, managing recruiting events and scheduling interviews.

    - REDUCE ERRORS AND SHORTEN RESPONSE TIME. Embark.com ESS allows colleges and universities to receive and process applications for admission electronically. Automatic downloading of

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      application data reduces errors and allows colleges and universities to begin processing immediately.

    - IMPROVE CUSTOMER SERVICE. Embark.com ESS provides a web-based tool to communicate electronically with recruiting prospects and applicants throughout the admissions process.

    - REDUCE COSTLY DEVELOPMENT, DEPLOYMENT AND MAINTENANCE
      EXPENDITURES. Embark.com ESS resides entirely on our servers, which eliminates the need for subscriber colleges and universities to replicate the costly infrastructure, support and development resources.

BENEFITS TO HIGH SCHOOLS AND COMMUNITY YOUTH PROGRAMS

    - EASY ACCESS TO COMPREHENSIVE INFORMATION AND TOOLS. Embark.com ECOS enables high schools and community youth programs to provide students with detailed information on colleges, college majors, financial aid, scholarships and careers, as well as college admissions criteria and application requirements.

    - CONVENIENT STORAGE FOR STUDENT PORTFOLIO. Embark.com ECOS allows students to store personal profiles, academic records, career goals, letters, emails and course plans in one convenient, accessible and secure location.

    - INCREASE PRODUCTIVITY OF GUIDANCE COUNSELORS. Embark.com ECOS enables guidance counselors to efficiently review and advise student users. Guidance counselors can distribute news as well as store local information regarding careers or scholarship opportunities into the system for their students to access.

    - TRACK AND MEASURE STUDENT PROGRESS AND RESULTS. Embark.com ECOS helps guidance counselors and administrators at the school, district and regional levels to measure and track the progress of students on an individual and aggregate basis.

    - INCREASE OPPORTUNITY FOR PARENTAL INVOLVEMENT. Embark.com ECOS provides convenient online access to parents for increased involvement with their children's educational development with guidance counselors.

    - REDUCE COSTLY DEVELOPMENT, DEPLOYMENT AND MAINTENANCE
      EXPENDITURES. Embark.com ECOS resides entirely on our servers, which eliminates the need for subscriber schools to replicate the costly infrastructure, support and development resources.

BENEFITS TO STUDENTS AND PARENTS

    - CONVENIENT, "ONE-STOP SHOP" ACCESS. Our web site, located at WWW.EMBARK.COM, provides a comprehensive base of detailed information covering colleges, financial aid, scholarships and careers. Our content includes information geared toward students going to undergraduate and graduate schools, business school, law school and international programs in a user-friendly format.

    - CONDUCT TIME-CONSUMING, PAPER-ORIENTED TASKS VIA THE INTERNET. Our web site allows students to electronically submit requests for information or materials and reserve space in recruiting events.

    - PROVIDE ADDITIONAL EDUCATIONAL OPTIONS. Our web site provides searchable databases to identify additional opportunities for online recruitment by colleges and universities seeking a particular student's profile of credentials, interests or goals.

    - SAVE TIME AND REDUCE ERRORS. Our web site allows students to prepare over a period of time custom applications for admission to be submitted electronically. Each student's profile is automatically entered into each custom application and the system automatically checks each application for data integrity errors or missing items.

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    - CONVENIENT ACCESS TO RELATED PRODUCTS AND SERVICES.  Our web site provides students and parents with the opportunity to conveniently purchase or request information on various products and services that can help them achieve their education and career goals.

STRATEGY

    Our objective is to expand upon our position as a leading provider of web-based information, products and services to higher education institutions, high schools, community youth programs, students and parents. Key elements of our strategy include:

    CAPITALIZE ON OUR STRONG MARKET POSITION. We intend to leverage our first-mover advantage with leading higher education institutions and high schools. We believe that our relationships with some of the most prestigious higher education institutions in the United States and our online enrollment capability will influence peer higher education institutions and students to join our network. We believe that as additional higher education institutions subscribe to our services a network effect is created which attracts more students and educational institutions to our products and services.

    BUILD BRAND RECOGNITION. We believe that better consumer recognition will result in higher traffic to our web site and an increase in revenues. We are pursuing an aggressive brand development strategy through targeted advertising, promotion and press campaigns. We believe that there is a lack of a dominant brand in our category and our brand development strategy will give us a competitive advantage in our segment of the online education market.

    EXPAND AND BUILD UPON DISTRIBUTION AND COMMERCE RELATIONSHIPS. We intend to continue to develop distribution relationships to increase traffic, obtain additional content and pursue additional commerce opportunities. We currently attract a portion of the visitors to our web site and to co-branded web sites through links from other web sites and portals, like Excite@Home and Lycos. We plan to pursue additional distribution relationships to grow our base of registered users. We also plan to build upon our content and technology relationships with education industry companies and organizations. These relationships allow us to focus on our core area of expertise while offering comprehensive content and industry-leading technology. We also intend to develop commerce relationships with additional corporate sponsors and commerce partners to provide complementary products and services to students and their parents and capitalize on our growing user base.

    ENHANCE AND EXPAND WEB-BASED TECHNOLOGIES. We seek to identify and incorporate key functions and technologies that are critical to participants in the education industry. By offering industry-leading functionality, we intend to expand relationships with our existing customer base and develop new customers and constituencies. For example, we are expanding the functionality of Embark.com ESS by developing Prospect Manager which is designed to allow admissions professionals to communicate with prospective students from initial contact through enrollment. We plan to continue to offer industry-leading functionality by further building our internal development group, by partnering with third parties that offer leading web-based technologies and, where appropriate, by acquiring businesses and technologies.

    EXPAND INTERNATIONALLY. The global reach of the Internet and the world wide demand for higher education has allowed us to expand internationally. We believe that the international markets are underserved with respect to the information, products and services we provide. Many U.S. higher education institutions recruit internationally and we can facilitate the recruitment and enrollment of foreign students. We are following our domestic strategy in the international education community by establishing relationships to increase student use of our network while gaining the highest profile international universities as subscribers to Embark.com ESS. Currently our international subscribers include 6 of the top 10 European business schools. We have also established relationships with government, educational and private entities to increase student use of our network in China, Japan

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and Taiwan. We intend to seek additional relationships to expand our reach into foreign markets. We intend to grow internationally by aggressively expanding our sales, marketing and business development activities worldwide.

EMBARK.COM'S SERVICES

    EMBARK.COM ENROLLMENT SERVICES SYSTEM (ESS). Embark.com ESS, located at WWW.ESS.EMBARK.COM, is designed to help admissions professionals identify, recruit, admit and enroll a targeted mix of qualified students in a cost-effective and convenient manner. Embark.com ESS is a comprehensive set of management modules that enable higher education institutions to conduct their admissions processes such as outreach recruiting, event management, inquiry processing, interview scheduling and application for admission processing via a standard web browser. The five existing management modules that make up Embark.com ESS can be combined and configured to provide custom solutions for the unique needs of each higher education institution. Embark.com ESS allows each subscriber institution to provide user interfaces for students with its own custom look and feel. Embark.com ESS consists of the following modules:

    - OUTREACH RECRUITING MODULE. Outreach Recruiting Module identifies and selectively targets prospects in our student network according to defined criteria for active recruitment by admissions professionals. The module allows admissions professionals to track and evaluate the results of their outreach marketing campaigns. Student identities are hidden from the colleges and universities until released by the student.

    - INQUIRY MANAGEMENT MODULE. Inquiry Management Module automates the routine tasks of receiving, processing and responding to requests for information and materials. In addition, the module gathers student profile data for convenient use by admissions professionals.

    - EVENT MANAGEMENT MODULE. Event Management Module places information regarding various recruiting events and campus tours on the web. It allows students to reserve open spaces or respond to invitations on a real-time basis. Admissions professionals can create and edit events, generate reports and manage wait lists automatically.

    - INTERVIEW MANAGEMENT MODULE. Interview Management Module places the scheduling of interviews among applicants, admissions officers and alumni on the web. Admissions professionals can create and edit interviews, communicate electronically with applicants or alumni, and generate reports.

    - APPLICATION MANAGEMENT MODULE. Application Management Module provides admissions officers with a convenient tool for receiving, printing and managing each application. Admissions professionals can communicate online with one applicant or a group of applicants throughout the admissions process. In addition, electronically submitted applications can be downloaded to institutions' information systems.

    - PROSPECT MANAGEMENT MODULE (UNDER DEVELOPMENT). Prospect Management Module is being designed to allow admissions officers to track and communicate with prospective students from initial contact through application submission and eventual enrollment. The module will allow admissions professionals to check for duplicate identities as well as track the results of various recruiting campaigns.

    EMBARK.COM EDUCATION AND CAREER OPPORTUNITIES SYSTEM (ECOS). Embark.com ECOS, located at WWW.ECOS.EMBARK.COM, helps guidance counselors and students research and plan education and career goals in a cost-effective and convenient manner. Embark.com ECOS is an integrated system of student and counselor functions that is designed to allow guidance counselors to efficiently compare student interests and goals contained in a student profile with career and educational opportunities, while providing counselors with management tools to measure and track each student's progress. Each local school, district or region can add customized data such as local career statistics to our database of college and career information and tools. In addition, Embark.com ECOS offers online community tools that allow students to communicate directly with school counselors, community mentors and professionals, trade associations, admissions officers, athletic directors and financial aid officers via the Internet. Embark.com ECOS consists of the following two areas:

    - STUDENT AREA. Student Area provides the student with a comprehensive desktop for accessing all of the channels of Embark.com ECOS. The following summarizes the key channels of the Student Area:

       PORTFOLIO--allows students to maintain a personal portfolio that includes a complete student history, with academic information, interest assessments, career goals, course plans and resumes. It also contains tools such as a resume writer, letter generator, course planner, and online calendar;

       COLLEGE--provides a searchable database of 5,484 accredited college, vocational and technical schools, a college admission strategy maker, and access to online applications;

       MAJOR--provides a searchable database of approximately 300 detailed college majors, a college major strategy maker and a customized list of web resources;

       FINANCIAL AID--provides financial aid advice, useful calculators, government forms and a searchable database of over 7,000 unique scholarships amounting to over 600,000 total scholarship awards;

       CAREER--provides a searchable database of over 1,000 detailed careers profiles, a career strategy maker, a resume writer and access to a school-approved network of mentors; and

       LIFE SKILLS--provides real world advice on subjects of interest to students including creating a budget and renting an apartment.

    - COUNSELOR AREA. Counselor Area provides counselors with an easy to use desktop for overseeing their students. The following summarizes the key channels of the Counselor Area:

        CUSTOMIZE--add information specific to a school or community, including logos, mission statements, announcements, events, course offerings, curriculum changes, local scholarships, internships, news, articles and events;

        MANAGE--create a personal "account" for each student and monitor his or her use of the account and provides course planning tools that match individual student career and education interests;

        COMMUNICATE--search for specific student interests and facts for evaluating programs, planning events and communicating to target student groups; and

        TRACK--monitor usage rates, perform analyses, and generate reports for measuring accountability and analyze and report on benchmarks for student achievement by accessing student test scores, GPAs, special awards and assessment tests.

    WWW.EMBARK.COM WEB SITE. Our web site helps students and parents from around the world manage the transition to higher education with over 120,000 pages of content on colleges, college majors, financial aid, scholarships, and careers. We also provide a range of interactive tools that allow students to prepare and submit electronically admission applications, register for online recruitment by colleges and universities, and submit requests for information and materials. Our web site also provides a range of additional information, products and services designed to help students achieve their learning and career goals either directly from us or from our corporate sponsors. Our web site is made up of the following major areas:

    - I*EMBARK--a customized and personalized desktop for students to manage their admissions tasks, messages and applications;

    - COLLEGE--helps people bound for undergraduate programs;

    - GRADUATE--helps people bound for graduate schools;

    - PROFESSIONAL--helps people bound for business or law schools;

    - QUICK TOOLS--provides convenient access to functions such as online applications; and

    - STORE--a centralized area within the web site to purchase products related to college bound students as well as submit requests for information to various corporate sponsors.

CUSTOMERS AND MARKETS

    HIGHER EDUCATION INSTITUTIONS

    We target large or prestigious higher education institutions that can gain the most benefit from our services. As of September 24, 1999, 94 undergraduate institutions are using Embark.com ESS including the following 26 institutions which are ranked within the top 50 national undergraduate institutions by U.S.News & World Report:

Boston College                                  Tufts University
Brandeis University                             Tulane University
Case Western Reserve University                 University of California, Berkeley
Columbia University                             University of California, Davis
Cornell University                              University of California, Irvine
Duke University                                 University of California, Los Angeles
Emory University                                University of California, San Diego
Lehigh University                               University of California, Santa Barbara
Massachusetts Institute of Technology           University of Chicago
New York University                             University of North Carolina, Chapel Hill
Northwestern University                         University of Pennsylvania
Rice University                                 University of Rochester
Stanford University                             Yale University

    The University of California undergraduate system uses Embark.com ESS through our agreement with Educational Testing Service. In addition, we have entered into an agreement with the State University of New York to license Embark.com ESS to 49 programs in their system.

    As of September 24, 1999, the following 47 of the top 50 business schools as ranked by U.S.News & World Report are using Embark.com ESS:

Arizona State University                        Tulane University (Freeman)
Brigham Young University (Marriott)             University of Arizona (Ellen)
Carnegie Mellon University                      University of California, Berkeley (Haas)
Case Western Reserve University (Weatherhead)   University of California, Davis
College of William and Mary                     University of California, Irvine
Columbia University                             University of California, Los Angeles (Anderson)
Cornell University (Johnson)                    University of Chicago
Dartmouth College (Tuck)                        University of Illinois at Urbana-Champaign
Duke University (Fuqua)                         University of Maryland (Smith)
Emory University (Goizueta)                     University of Michigan, Ann Arbor
Georgetown University (McDough)                 University of Minnesota (Carlson)
Georgia Institute of Technology (Dupree)        University of North Carolina at Chapel Hill
                                                (Kenan-Flagler)
Harvard University                              University of Pennsylvania (Wharton)
Indiana University (Kelley)                     University of Pittsburgh (Katz)
Michigan State University (Eli)                 University of Rochester (Simon)
New York University (Stern)                     University of Southern California (Marshall)
Northwestern University (Kellogg)               University of Texas at Austin
Ohio State University (Fisher)                  University of Virginia (Darden)
Penn State University-University Park (Smeal)   University of Washington
Purdue University-West Lafayette (Krannert)     Vanderbilt University (Owen)
Rice University (Jones)                         Wake Forest University (Babcock)
Southern Methodist University (Cox)             Washington University (Olin)
Stanford University                             Yale University
Texas A&M University-College Station (Mays)

    In addition, as of September 24, 1999, 26 graduate schools and 22 schools offering English as a Second Language programs are using Embark.com ESS.

    HIGH SCHOOLS

    We target districts or regions of schools that can deploy our services across the largest number of students. As of September 24, 1999, over 930 high schools, middle schools, community colleges and community youth programs have subscribed to Embark.com ECOS.

MARKETING, DISTRIBUTION AND COMMERCE RELATIONSHIPS

    MARKETING AND DISTRIBUTION. We have developed marketing and distribution relationships with leading Internet portals, traditional media print companies with complementary web sites, and domestic and international organizations which use our products and services. We have established co-branded web sites with leading internet portals to increase the distribution of our content and drive traffic to our web site. Many of these relationships give us various exclusive rights. For example, some of these partners have agreed that Embark.com will be the only company to display college admissions related content on their web sites. Others have agreed that they will not enter into agreements with other companies targeting our markets. These relationships are typically for a period of one to three years.

    We have entered into agreements with the following companies which operate Internet portals and web sites, and domestic and international organizations which provide guidance and support for individuals pursuing education and career goals.

INTERNET PORTALS             DOMESTIC ORGANIZATIONS
Excite@Home                  United States Information Agency
Lycos                        National Urban League
About.com                    Council for Opportunity in Education (TRIO programs)
LookSmart                    Boys & Girls Clubs

WEB SITES                    INTERNATIONAL WEB SITES AND ORGANIZATIONS
U.S.News & World Report      Sina.com
BusinessWeek                 Ministry of Education of People's Republic of China
USA Today                    Foundation for International Education in Japan
Highwired.Net                Merica in Taiwan
Neoplanet
FindLaw

    COMMERCE RELATIONSHIPS. We have entered into commerce relationships with corporate sponsors to provide through our web site products and services that we believe are well suited for students embarking on their higher education. For example, students and parents can use Visa to purchase products from our online store. Visa is the preferred method of payment for services and products on our web site, although other credit cards are accepted. United Airlines allows students from accredited universities to join United College Plus, a new frequent flyer program, and earn Mileage Plus miles toward a free airline ticket on United Airlines. We intend to pursue additional corporate sponsors to provide our users with additional products and services.

CONTENT

    We have entered into content agreements which provide us with education related articles, data, and other content for our web site with Wintergreen-Orchardhouse, a subsidiary of Houghton Mifflin, Inc., USA Today and Barrons. These agreements are generally for one to two years and allow us to provide our users and distribution partners with what we believe to be the most comprehensive selection of education related articles and data.

MARKETING AND BRAND AWARENESS

    We use multiple advertising media, like television, print and web-based advertising in order to build our brand and increase traffic to our web site. Our television advertisements have appeared on cable and satellite networks in the United States. In addition to advertising on television, we advertise in print, and have a presence in highly-targeted online media. We also maintain an extensive public relations campaign. Our corporate sponsors also provide us with promotional support.

SALES, MARKETING AND SUPPORT

    Our sales, marketing and support efforts are organized according to our three main customer segments: higher education institutions, K-12 school districts and students and parents. We market and sell subscriptions to higher education institutions and K-12 school districts primarily through our direct sales organization. We market to consumers, primarily students, who are typically ages 15-17 through a mix of marketing programs. Since our potential customers and users are within defined segments, we are able to easily identify and target decision-makers through a variety of cost-effective programs.

    Our sales and marketing approach is designed to help higher education institutions and K-12 school districts understand the benefits of our services. We conduct a variety of marketing programs including direct mailings, trade shows, advertising and public relations to educate our target market and generate awareness of our services. We deploy a dedicated team of client service and account management professionals who conduct one-on-one user training and support during both implementation and production stages. The education community is an extremely tight-knit group of people where testimonials and word-of-mouth are extremely important. Since launching Embark.com ESS in December 1996, we have retained substantially all of our Embark.com ESS customers. We expect to renew most of our high schools and school districts as we now enter the second year of web-based service to that market. We also conduct a variety of consumer marketing programs including direct mailing and emailing, advertising and public relations to generate awareness, traffic and transactions at our WWW.EMBARK.COM web site. We work closely with a range of distribution partners to further generate awareness, traffic and transactions. We deploy a dedicated team of technical user support staff to provide support and guidance to consumers.

    As of August 31, 1999, our worldwide sales and marketing organization consisted of 47 individuals and our customer support and web operations organization consisted of 50 individuals. We intend to continue to focus significant resources on customer service programs and to significantly expand the size of our direct sales and marketing organizations both domestically and internationally.

RESEARCH AND DEVELOPMENT

    We originally introduced WWW.EMBARK.COM in March 1996 and have released a number of subsequent enhancements since the original launch. We launched the Embark.com ESS in December 1996 and have continuously improved and extended the functionality of the system. We launched the Embark.com ECOS in October 1998 and released the second version of the system in September 1999. As of August 31, 1999, our research and development group consisted of 41 employees.

    Our product development organization is divided into three main groups. The architecture and database group develops and maintains application architecture standards, design frameworks and reusable components in addition to providing internal consulting and direction to product development teams. The enterprise development group focuses on developing, maintaining and enhancing Embark.com ESS and Embark.com ECOS for the institutional users. The consumer development group focuses on designing, developing, maintaining and enhancing our WWW.EMBARK.COM web site including co-branded partner sites. A separate quality assurance and technical writing team supports each group.

    We believe our core technologies and our product development teams represent a significant competitive advantage. A number of key members of our organization have extensive experience in software engineering and large-scale system development and implementation. We believe a highly productive team of technically skilled engineers is a key factor in developing and maintaining successful Internet solutions.

TECHNOLOGY AND OPERATIONS

    Embark.com ESS, Embark.com ECOS and our web site reside entirely on our servers and are accessible by standard web browsers, requiring minimal integration at the customer site and enabling rapid deployment of new services, enhancements and updates. The architecture of our services is a distributed application framework consisting of multiple layers that help maintain security, scalability, reliability and manageability. Our services are deployed at the Embark.com Network Operations Center

(NOC) in San Francisco, California, which consists of dozens of Intel processor-based servers using a fault-tolerant configuration and redundant or fault-tolerant network components.

    The Embark.com NOC employs large clusters of high-end servers in order to deploy functionality to its customers. Our production systems include the following features.

    SECURITY. Embark.com uses several proven methodologies and technologies in order to help protect the security of the information entered and stored within the web site. All communication between web site users and our in-house systems are encrypted using the industry standard secure socket layer. This helps ensure security while being relatively non-intrusive for the typical Internet user. We also employ rigorous logging of all Internet sessions to have an audit trail for detecting and investigating suspicious activity on our web sites. The data entered on our web sites are stored on separate database servers that are not connected to the Internet for further security. Our security experts regularly employ network vulnerability scans to detect and address any potential weaknesses. All production servers are housed in a enterprise-grade network operations center with multi-level electronic access and dedicated alarm systems.

    SCALABILITY. The underlying Embark.com network architecture is designed to scale. For example, all web servers are clustered, allowing traffic increases to be met as needed. Production servers are all multi-processor systems with large amounts of memory, minimizing the chance that the servers become constrained. Database systems are given large amounts of memory, high processor counts and large disk arrays to handle the volume of information being transacted and stored. Bandwidth is provisioned through temporarily expandable Internet network lines that allow us to increase bandwidth quickly without having to pay for amounts that go unused. This expansion capability allows us to provision more Internet network lines.

    AVAILABILITY. We have redundant components, including network lines, servers, hard drives, battery backups and network switches. Power is also provided by a large array of batteries and a generator, helping ensure that the site continues to be available during power outages. The network automatically informs personnel right after any component fails and immediately takes steps to heal itself. Most of the network is able to resolve itself without human intervention, typically within a few minutes. Because the web and database servers are clustered, failures of these key components will not be detected by web site users.

    DISASTER RECOVERY PLANS. Embark.com intends to deploy a disaster recovery site in the next few months. We intend to give our web site the ability to recover all data in the event of a catastrophic event at the Embark.com NOC. The short-term plan will allow web services to recover in 2-5 days with little or no loss of data. The longer-term plan involves deploying data centers throughout strategic locations of the globe, thereby giving web site users increased availability and performance.

COMPETITION

    The market for providing web-based services to education institutions and consumers is intensely competitive, evolving and subject to rapid technological change. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors. "In house" information technology departments of higher education institutions have developed or may develop systems and web sites that provide for some or all of the functionality of Embark.com ESS and our other services and products. We expect that internally developed applications and web sites will continue to be a principal source of competition for the foreseeable future.

    We also face competition from traditional off-line sources, such as self-help guides on college and graduate school selection and admission. Some of these companies have established web sites to provide their content on the web. We also face competition from educational non-profit and membership organizations who offer traditional and Internet-based services to help educational organizations improve their operations and information and advice via the Internet to students. We face direct competition from companies who provide online services and products to colleges and universities, high schools and students. In addition, we expect competition on the Internet from companies now providing software and services to educational institutions. We believe that the principal competitive factors in our market include the following:

    - a significant base of reference customers in both higher education and high school and middle school markets;

    - a critical mass of higher education institutions and student users;

    - marketing and distribution alliances that increase usage of the services;

    - quality, reliability and performance of the services;

    - features and functions of the services;

    - breadth and depth of the services;

    - core technology and the ability to rapidly implement solutions;

    - value and availability of the services; and

    - brand recognition and trust.

    Our failure to achieve one or more of these competitive factors could significantly impact our ability to generate revenues or achieve profitability. In addition, new technologies may increase the competitive pressures on us. Our competitors may be able to respond more quickly than we can to new or emerging technologies or changes in Internet user preferences and to devote greater resources than we can to the development, promotion and sale of their services.

INTELLECTUAL PROPERTY AND OTHER PROPERTY RIGHTS

    Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals.

    We license Embark.com ESS and Embark.com ECOS pursuant to non-exclusive license agreements which impose restrictions on customers' ability to utilize our software and services. In addition, we seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

    Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the unauthorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.

    It is also possible that third parties will claim that we have infringed their current or future products. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

EMPLOYEES

    As of August 31, 1999, we had a total of 152 employees, including 41 in research and development, 47 in sales and marketing, 50 in customer support and web operations and 14 in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

FACILITIES

    Our sales, marketing, research and development and administrative offices are currently located in approximately 29,800 square feet in San Francisco, California. A lease for 7,500 square feet will expire in December 2000, and a lease for approximately 22,000 square feet will expire in June 2002. The Company also has a month to month lease for 300 square feet.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this prospectus, we are not engaged in any legal proceedings that we expect to harm our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors and information about them as of September 30, 1999 are as follows:

NAME                                       AGE                                    POSITION
-------------------------------------      ---      ---------------------------------------------------------------------
Young J. Shin........................          33   Chairman of the Board, President and Chief Executive Officer

Howard A. Berman.....................          57   Executive Vice President, Chief Operating Officer and Director

Stephen E. Chen......................          30   Vice President, Sales

Connellan K. Coxwell.................          30   Vice President, Consumer Products

Judy E. David........................          43   Vice President, Finance, Chief Financial Officer and Secretary

Alexander P. Doll....................          29   Vice President, Strategy and Business Development

Jung M. Shin.........................          30   Vice President, Research and Development

K. David Chao(1).....................          32   Director

Philip J. Quigley(1).................          57   Director

Charles B. Reed(2)...................          58   Director

George J. Still, Jr.(2)..............          41   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    YOUNG J. SHIN co-founded Embark.com in August 1995 and has been our Chairman of the Board, President and Chief Executive Officer since Embark.com's inception. From January 1995 to July 1995, he served as Director of Information Technology at Mecon, Inc., a healthcare consulting firm. From March 1991 to December 1994, he worked at Seer Technologies, Inc., a computer-aided software company, where he directed the application architecture practice. Mr. Shin also worked in the information technology division at Morgan Stanley (now Morgan Stanley DeanWitter), an investment banking firm. Mr. Shin holds a B.S. from Massachusetts Institute of Technology in Aeronautical and Astronautical Engineering and a B.S. in Management Science from Massachusetts Institute of Technology's Sloan School of Management.

    HOWARD A. BERMAN has been our Executive Vice President and Chief Operating Officer since November 1998, a Director since July 1997, and our Vice President, Sales and Marketing from July 1997 to November 1998. From June 1992 to June 1997, Mr. Berman was the President and co-founder of Canter Technology, a developer of multimedia content for the interactive television industry. From 1990 to 1992, he was Vice President of Sales for Macromedia, Inc., a multimedia company. Prior to joining Macromedia, Mr. Berman was a Regional Manager for Apple Computer, Inc. Mr. Berman holds a B.S. in History from Brown University.

    STEPHEN E. CHEN co-founded Embark.com in August 1995 and has served as our Vice President, Sales since January 1997 and from August 1995 to December 1996 he served as our Vice President, Research and Development. From January 1995 to July 1995, Mr. Chen served as a senior manager in research and development at Mecon, Inc., a healthcare consulting firm. From September 1991 to January 1995, Mr. Chen was a senior consultant, client engagement manager and marketing product manager for Seer Technologies, Inc., a computer-aided software company. Mr. Chen holds a B.S. in Systems Engineering from Boston University.

    CONNELLAN K. COXWELL co-founded Embark.com in August 1995 and has served as our Vice President, Consumer Products, since May 1999. From August 1997 to May 1999, she served as our Director of Marketing and from August 1995 to August 1997 she was a company associate. From January 1994 to August 1995, she served as Senior Editor at BusinessWire, an international business news service. From July 1994 to July 1995, she served as Marketing Communications Director for the Association of Women in Communications, San Francisco chapter, a national organization serving professional marketers, writers and designers. Ms. Coxwell holds a B.A. in Art History from Boston University.

    JUDY E. DAVID has been our Vice President, Finance and Chief Financial Officer since June 1999 and has served as Secretary since September 1999. From January 1996 to May 1999, she was the Chief Financial Officer of Chromatic Research, Inc., a semiconductor chip design company which was acquired by ATI Technologies, Inc. in January 1999. From January 1990 to December 1995, she served as Director of Finance for Apple Computer Japan, Inc. Ms. David is a C.P.A. and holds an M.B.A. from DePaul University.

    ALEXANDER P. DOLL has been our Vice President, Strategy and Business Development since August 1999 and served as our Director of Business Development from May 1999 to August 1999. From July 1997 to May 1999, Mr. Doll was a member of the corporate strategy group at PeopleSoft, Inc., an enterprise software applications company. From September 1995 to June 1997 he attended Stanford Graduate School of Business. From May 1996 to September 1996, Mr. Doll was a member of the technology research group at Dresdner RCM Capital Management. From December 1992 to June 1994, Mr. Doll was an analyst and from June 1994 to July 1995, he was an associate with Robertson, Stephens & Company, now BancBoston Robertson Stephens & Company, an investment banking firm. Mr. Doll holds a B.S. in Finance from the Wharton School of Business and a B.S. in Systems Engineering from the Moore School, both at the University of Pennsylvania, and an M.B.A. from Stanford University.

    JUNG M. SHIN co-founded Embark.com in August 1995 and has served as our Vice President, Research and Development since January 1997 and from August 1995 to December 1996, he served as our Vice President, Finance and Operations. From May 1994 to June 1995, Mr. Shin served as Senior Manager in the research and development department at Mecon, Inc., a healthcare consulting firm. In March 1993, he co-founded Market Insights, a healthcare data analysis company, where he served as Principal until April 1994. Mr. Shin has also worked as a research associate at APM, Inc. and as a business analyst at McKinsey & Company, a management consulting company. Mr. Shin holds a B.A. in History and Science from Harvard University.

    K. DAVID CHAO has been a Director since April 1998. He has served as General Partner at Doll Capital Management, Inc., a venture capital investment fund since July 1997. From January 1997 to July 1997, Mr. Chao served as a founding executive team member of Japan Communication, Inc. From July 1993 to January 1997, he was an associate and engagement manager at McKinsey & Company, a management consulting company. Mr. Chao holds a B.A. in Economics and East Asian Studies from Brown University and an M.B.A from Stanford University.

    PHILIP J. QUIGLEY has been a Director since August 1998. From July 1994 until his retirement in April 1997, he served as Chairman, President and Chief Executive Officer of Pacific Telesis Group, a telephone holding company. From July 1987 to March 1994 he served as President and Chief Executive Officer of Pacific Bell, the California operating subsidiary of Pacific Telesis Group. He is also a director of Wells Fargo & Company, a bank holding company. Mr. Quigley sits on the advisory board of Thomas Weisel Partners LLC, one of the underwriters of this offering. Mr. Quigley holds a B.S. in Business Administration from California State University, Los Angeles.

    CHARLES B. REED has been a Director since September 1999. He has been Chancellor of the California State University System since March 1998. From August 1985 to February 1998, he was the Chancellor of the State University System of Florida. He has been awarded a Doctor of Letters from

Waynesburg College, a Doctor of Humane Letters from St. Thomas University, and a Doctor of Laws from Stetson University. Mr. Reed holds a B.S. in Health and Physical Education, an M.S. in Secondary Education and an Ed.D., major in Education, from George Washington University.

    GEORGE J. STILL, JR., has been a Director since May 1999. He has been a partner of Norwest Venture Capital, a venture capital investment fund, since October 1989 and presently serves as Managing Partner of several Norwest Venture partnerships. Mr. Still currently serves on the board of directors of PeopleSoft, Inc., an enterprise software applications company, Verio, Inc., an internet service provider and numerous private companies. Mr. Still holds a B.S. in Business Administration from Pennsylvania State University and an M.B.A. from Amos Tuck School at Dartmouth College, where he currently serves on the Board of Advisors of the Tuck School's Foster Center for Private Equity.

    Young J. Shin, our Chairman of the Board, President and Chief Executive Officer, and Jung M. Shin, our Vice President, Research and Development, are brothers. Stephen E. Chen, our Vice President, Sales, and Connellan K. Coxwell, our Vice President, Consumer Products, are married to each other. There are no other family relationships between any of our directors or executive officers.

BOARD COMMITTEES

    AUDIT COMMITTEE. Our audit committee currently consists of Messrs. Reed and Still. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

    COMPENSATION COMMITTEE. Our compensation committee currently consists of Messrs. Chao and Quigley. The compensation committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to employee compensation and benefits.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings. Members of the board are reimbursed for some expenses in connection with attendance at board and committee meetings.

    In May 1999, Messrs. Chao, Quigley and Still each received an option to purchase 75,000 shares of common stock of Embark.com at an exercise price per share of $0.38. The exercise price was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. In August 1999, Mr. Reed received an option to purchase 37,500 shares of common stock of Embark.com at an exercise price per share of $3.835. The exercise price was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Twenty-five percent of the shares subject to the options vest on the first anniversary of the date of grant, with the remaining shares vesting in equal monthly installments over the following three years.

    In September 1999, we adopted the 1999 non-employee directors' stock option plan to provide for the automatic grant of options to purchase shares of common stock to directors of Embark.com who are not employees of or consultants to Embark.com or of any affiliate of Embark.com. Any non-employee director elected after the closing of this offering is expected to receive an initial option to purchase 37,500 shares of common stock. All non-employee directors are expected to receive an annual option to purchase 10,000 shares of common stock on each anniversary of the closing of this offering. See "--Employee Benefit Plans--1999 Non-Employee Directors' Stock Option Plan" for a description of this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Messrs. Chao and Quigley serve as members of the compensation committee. Investment entities affiliated with Messrs. Chao and Still have purchased shares of preferred stock. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation paid to our Chief Executive Officer and four most highly compensated executive officers for services during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   -------------
                                                             ANNUAL COMPENSATION     NUMBER OF
                                                                                    SECURITIES
                                                             --------------------   UNDERLYING          OTHER
NAME AND PRINCIPAL POSITION                                   SALARY    BONUS(1)      OPTIONS      COMPENSATION(2)
-----------------------------------------------------------  ---------  ---------  -------------  -----------------
Young J. Shin .............................................  $  87,500  $  20,000           --        $   1,427
  Chairman of the Board, President and
  Chief Executive Officer

Howard A. Berman ..........................................  $  75,500  $  15,000       45,534        $   1,227
  Executive Vice President and
  Chief Operating Officer

Jung M. Shin ..............................................  $  74,667  $  15,000           --        $   1,202
  Vice President, Research and Development

Stephen E. Chen ...........................................  $  74,667  $  15,000           --        $   1,202
  Vice President, Sales

------------------------

(1) Represents bonuses to be paid in 1999 for services performed in 1998.

(2) Represents matching of employee contributions pursuant to our simple IRA plan.

  OPTION GRANTS IN FISCAL YEAR 1998

    The following table sets forth each grant of stock options during the fiscal year ended December 31, 1998, to each of the individuals listed on the previous table.

    The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, promissory notes, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

    The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by

- multiplying the number of shares of common stock subject to a given option by
  the assumed initial public offering price of $      per share;

- assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

- subtracting from that result the aggregate option exercise price.

    The initial public offering price may be higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants could be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

    The shares listed in the following table under "Number of Securities Underlying Options Granted" are immediately exercisable. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases. See "Employee Benefit Plans" for a description of the material terms of these options.

    Percentages shown under "Percent of Total Options Granted to Employees in Fiscal 1998" are based on an aggregate of 479,788 options granted to employees of Embark.com under our stock option plans during the fiscal year ended December 31, 1998.

                                                                                                     POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                               ----------------------------------------------------    ANNUAL RATES OF
                                                NUMBER OF    PERCENT OF                                  STOCK PRICE
                                               SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR
                                               UNDERLYING    GRANTED TO     EXERCISE                     OPTION TERM
                                                 OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION   --------------------
NAME                                             GRANTED     FISCAL 1998      SHARE        DATE         5%         10%
---------------------------------------------  -----------  -------------  -----------  -----------  ---------  ---------
Young J. Shin................................          --            --            --           --          --         --
Howard A. Berman.............................      45,534           9.5%    $    0.06     04/01/08
Jung M. Shin.................................          --            --            --           --          --         --
Stephen E. Chen..............................          --            --            --           --          --         --

  FISCAL YEAR-END OPTION VALUES

    The following table sets forth the number and value of securities underlying unexercised options that are held by each of the individuals listed on the previous page as of December 31, 1998. No shares were acquired on the exercise of stock options by the individuals during the year ended December 31, 1998.

    Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 1998" are based on the assumed initial public offering price of
$        , without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Embark.com's stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by Embark.com at the original exercise price, upon the optionee's cessation of service prior to the vesting of the shares.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                                       OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                                    DECEMBER 31, 1998        DECEMBER 31, 1998
                                                                 -----------------------  -----------------------
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------  -----------------------  -----------------------
Young J. Shin..................................................                 --                      --
Howard A. Berman...............................................          493,534/0
Jung M. Shin...................................................                 --                      --
Stephen E. Chen................................................                 --                      --

CHANGE OF CONTROL ARRANGEMENTS

    Upon a change of control of Embark.com the surviving entity will either assume or substitute outstanding awards under our equity incentive plan and non-employee directors' stock option plan. Otherwise, the vesting and exercisability of awards generally will accelerate.

    We have entered into arrangements with Howard A. Berman, Judy E. David and Alexander P. Doll which provide for acceleration of specific percentages of the outstanding portions of the options held by such individuals in the event we are acquired or sold. Specifically, if we are acquired or sold, 100% of the unvested portion of Ms. David's options and the remainder of the unvested portion of one of Mr. Berman's options vest immediately. For Mr. Doll's options, if the sale or acquisition occurs within one year of grant, then 1,250 shares for each month since the grant and half of the remaining shares subject to vesting shall vest immediately; after that date, half of the unvested options would vest immediately.

EMPLOYEE BENEFIT PLANS

  1999 EQUITY INCENTIVE PLAN

    We adopted the equity incentive plan in September 1999. The incentive plan is an amendment and restatement of the stock option plan we adopted in 1996.

    SHARE RESERVE. As of September 30, 1999, we have reserved 5,500,000 shares for issuance under the incentive plan, subject to stockholder approval. On January 1 of each year for 9 years, starting with the year 2001, the number of shares in this reserve will automatically increase by 3.0% of the outstanding common stock on a fully-diluted basis. However, no more than 7,500,000 shares may be used for incentive stock options under the incentive plan. If stock awards granted under the incentive plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to the stock awards again become available for issuance under the incentive plan.

    ADMINISTRATION. The board administers the incentive plan unless it has delegated administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

    - the grant recipients;

    - the grant dates;

    - the number of shares subject to the award;

    - the exercisability of the award;

    - the exercise price;

    - the type of consideration; and

    - the other terms of the award.

    ELIGIBILITY.  The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code, to employees, including officers, of Embark.com or an affiliate of Embark.com. The board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, or directors of and consultants to Embark.com or an affiliate of Embark.com. A restricted stock purchase award is an offer to purchase our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. Embark.com may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to Embark.com or an affiliate is terminated before the shares vest. A stock appreciation right is a right that allows a recipient to elect to receive cash or stock of a value equal to the appreciation of optioned rights.

    The board may not grant an incentive stock option to any person who, at the time of the grant, owns, or is deemed to own stock possessing more than 10% of the total combined voting power of Embark.com or any affiliate of Embark.com, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the aggregate fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the incentive plan and all other stock plans of Embark.com and its affiliates, may not exceed $100,000 for any person.

    Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations to some compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), the board may not grant options and stock appreciation rights under the incentive plan to an employee covering an aggregate of more than 1,500,000 shares in any calendar year.

    OPTIONS AND STOCK APPRECIATION RIGHTS. The board may grant incentive stock options and stock appreciation rights with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date.

    OPTION TERMS. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

    OTHER PROVISIONS. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock options may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

    The board determines the purchase price of other stock awards, but the purchase price may not be less than 85% of the fair market value of Embark.com's common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the incentive plan may, but need not be, restricted and subject to a repurchase option in favor of Embark.com in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

    Transactions not involving receipt of consideration by Embark.com, including a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the incentive stock option limitation and to the Section 162(m) limitation. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

    Upon a change in control of Embark.com, the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate.

    OPTIONS ISSUED. As of September 30, 1999, Embark.com has issued 1,038,498 shares upon the exercise of options under the incentive plan, no shares of which have been repurchased and 495,383 shares of which are subject to repurchase; options to purchase 2,093,185 shares were outstanding; and 2,368,317 shares remained available for future grant.

    The incentive plan will terminate in 2009 unless the board terminates it sooner.

  1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    We adopted the non-employee directors' stock option plan in September 1999.

    SHARE RESERVE. We authorized the issuance of 250,000 shares of our common stock pursuant to non-employee directors' stock option plan, subject to stockholder approval. On January 1 of each year for 9 years, starting with the year 2001, the number of shares in the reserve will automatically increase by 75,000 shares, or such smaller number as the board shall designate. Under the non-employee directors' stock option plan, each new non-employee director who is subsequently elected or appointed for the first time after this offering will automatically be granted an option to purchase 37,500 shares of common stock. This is the non-employee director's initial grant.

    On each anniversary date of the offering, beginning in the year 2000, each non-employee director will be granted an option to purchase 10,000 shares of common stock; PROVIDED, HOWEVER, that if such person has not been serving as a non-employee director for the entire period since the preceding anniversary of the offering, then the number of shares of common stock subject to the option shall be reduced pro rata for each full month prior to the date of grant during which such person did not serve as a non-employee director. This is the non-employee director's annual grant.

    Options granted under the non-employee directors' stock option plan are granted at 100% of the fair market value of the common stock on the date of grant. Options granted under the non-employee directors' stock option plan have a ten-year term and vest as follows: initial grants vest as to 1/4th of the shares 12 months after the date of the grant and 1/48th of the shares each month for 48 months thereafter; annual grants vest as to 1/48th of the shares each month for 48 months after the date of the grant. The non-employee directors' stock option plan will terminate if and when terminated by the board of directors.

    Upon certain changes in control of Embark.com, all outstanding options under the non-employee directors' stock option plan shall be assumed by the surviving entity or the surviving entity shall substitute similar options for such outstanding options. If the surviving entity determines not to assume such outstanding options or substitute similar options therefor, then, with respect to persons whose service with Embark.com or an affiliate has not terminated prior to such change in control, the vesting of such options shall accelerate and the options will terminate if not exercised prior to such change in control.

    OPTIONS ISSUED. As of September 30, 1999, no options have been granted under the non-employee directors' stock option plan.

  1999 EMPLOYEE STOCK PURCHASE PLAN

    We adopted the employee stock purchase plan in September 1999.

    SHARE RESERVE. We authorized the issuance of 750,000 shares of our common stock pursuant to purchase rights granted to employees of Embark.com and to employees of designated affiliates of Embark.com, subject to stockholder approval. On January 1 of each year for 9 years, beginning in 2001, the number of shares in the reserve automatically will be increased by the lesser of 250,000 shares or the number of shares designated in advance by the board of directors.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offerings of purchase rights to eligible employees. Generally, all employees of Embark.com and any United States affiliate may participate in the purchase plan, excluding part-time and seasonal employees. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, the board may specify offerings of up to 27 months. The first offering will begin on the effective date of this initial public offering. Unless the board otherwise determines, our common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share on the first day of the offering, or

    - 85% of the fair market value of a share on the purchase date.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan, or

    - 85% of the fair market value of a share on the purchase date.

    Under the offering to commence on the date of this prospectus, employees may authorize payroll deductions of up to 10% of their base compensation, not including sales commissions or bonuses, for the purchase of stock under the purchase plan and may end their participation in the offering at any time up to 10 days before a purchase date. Participation ends automatically on termination of employment with Embark.com or its affiliate.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by Embark.com or its affiliate, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. The board also may limit the number of shares that an employee may purchase on any purchase date.

    Upon a change of control of Embark.com the board may provide that the successor corporation will assume or substitute outstanding purchase rights. Alternatively, the board may shorten the offering and provide that shares will be purchased for participants immediately before the change in control.

  SIMPLE IRA PLAN

    On June 1, 1998, our board adopted a simple IRA plan which is intended to be a simple individual retirement account plan established pursuant to Section 408(p) of the Internal Revenue Code. The simple IRA plan covers our employees who have at least three months of service with us. For 1999, eligible employees may make pre-tax contributions to the simple IRA plan equal to a percentage of their compensation from us up to a maximum pre-tax contribution of $6,000, which amount may be adjusted in future years by the Internal Revenue Service for changes in the cost of living. Under the terms of the simple IRA plan, we also make a matching contribution to an employee's account equal to the employee's pre-tax contributions up to a maximum of 3% of the employee's compensation from us, up to a maximum compensation of $160,000. Employees may generally roll over funds from another simple individual retirement account plan into the simple IRA plan on a tax-deferred basis. Employees may generally also roll over funds from the simple IRA plan to another individual retirement account plan on a tax-deferred basis.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

    - for any breach of the director's duty of loyalty to Embark.com or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for unlawful dividends or unlawful stock repurchases or redemptions under
      Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief including an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. Upon the closing of this offering we will also have directors' and officers' insurance in place. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                              CERTAIN TRANSACTIONS

    The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts and on the dates set forth below.

                                                                    SHARES OF PREFERRED STOCK
                                                 ---------------------------------------------------------------  SERIES D
                                                  SERIES A   SERIES B     SERIES C       SERIES D      SERIES E   WARRANTS
                                                 ----------  ---------  -------------  -------------  ----------  ---------
EXECUTIVE OFFICER AND DIRECTORS
Howard A. Berman...............................      --       100,000        --             --            --         --
Philip J. Quigley..............................      --         --         103,360        24,460        10,000       --
George J. Still, Jr............................      --         --           --           13,037          --         --
5% STOCKHOLDERS
Doll Capital Management, Inc.(1)(2)............      --         --        1,860,463       521,510      500,000     15,457
Norwest Venture Partners(3)....................      --         --           --          2,086,048     100,000       --
Price Per Share................................    $0.30       $0.60       $0.9675        $3.835        $10.00    $ 3.835
Date(s) of Purchase............................     3/96       8/97     4/98 to 6/98   5/99 to 9/99      9/99       5/99

------------------------

(1) K. David Chao, one of our directors, is a general partner of Doll Capital Management, Inc.

(2) Alexander P. Doll, our Vice President, Strategy and Business Development is the son of Dixon Doll, the Managing General Partner of Doll Capital Management, Inc.

(3) George J. Still, Jr., one of our directors, is a general partner of Norwest Venture Partners.

    FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT. Embark.com and the preferred stockholders described above have entered into an agreement, pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock, and all outstanding warrants to purchase Series D preferred stock, if not exercised prior to the closing of this offering, will terminate pursuant to their terms.

    INDEMNIFICATION AGREEMENTS. We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

    INDEBTEDNESS OF MANAGEMENT. In August 1999, we loaned Judy E. David, our Vice President, Finance and Chief Financial Officer, $73,895 in connection with the exercise of stock options prior to vesting. The interest on the loan is 6% per annum and the maturity date is June 1, 2003. The promissory note will accelerate and become due and payable in the event Ms. David's employment with us is terminated for any reason. The promissory note is full recourse and is secured by the shares of common stock issued upon exercise of the stock options.

    BRIDGE LOAN FROM STOCKHOLDER. From March 8, 1999 through April 17, 1999, Doll Capital Management, Inc. loaned Embark.com an aggregate of $1,100,000 at an interest rate of 8%. The principal and interest amounts of the loans automatically converted into Series D preferred stock upon the closing of the sale and issuance of Series D preferred stock on May 5, 1999.

    We believe that all of the transactions set forth above were made on terms no less favorable to Embark.com than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Embark.com and its executive officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Embark.com than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

    - each of the individuals listed in the "Summary Compensation Table" above;

    - each of our directors;

    - each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

    - all current directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

    Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 20,080,175 shares of common
stock outstanding on September 30, 1999 and             shares of common stock
outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals named below is: c/o Embark.com, Inc., 111 Townsend Street, San Francisco, California 94107.

                                                                    BENEFICIAL OWNERSHIP
                                                                     PRIOR TO OFFERING
                                                              --------------------------------
                                                                             SHARES ISSUABLE
                                                                               PURSUANT TO
                                                                               OPTIONS AND              PERCENT
                                                               NUMBER OF         WARRANTS          BENEFICIALLY OWNED
                                                                 SHARES     EXERCISABLE WITHIN  ------------------------
                                                              BENEFICIALLY      60 DAYS OF        BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED      SEPTEMBER 30, 1999   OFFERING     OFFERING
------------------------------------------------------------  ------------  ------------------  -----------  -----------
DIRECTORS AND EXECUTIVE OFFICERS:
Young J. Shin(1)............................................     2,270,000               --           11.3%            %
K. David Chao(2)............................................     3,024,423           15,457           15.1
George J. Still, Jr.(3).....................................     2,199,085           75,000           11.3
Stephen E. Chen(4)..........................................     1,758,000            8,000            8.8
Jung M. Shin(5).............................................     1,397,500               --            7.0
Philip J. Quigley(6)........................................       287,048               --            1.4
Howard A. Berman............................................       100,000          605,784            3.4
Charles B. Reed.............................................            --           37,500              *            *
5% STOCKHOLDERS:
Entities affiliated with Doll Capital Management, Inc.(7)...     2,881,973           15,457           13.8
  3000 Sand Hill Road
  Building 2, Suite 225
  Menlo Park, CA 94025
Entity affiliated with Norwest Venture Partners.............     2,186,048               --          14.42
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301-1426
All directors and executive officers as a group
  (11 persons)(8)...........................................    11,290,516          843,241           58.0%            %

------------------------

*   Less than 1%.

(1) Includes 300,000 shares held by the Young J. Shin 1999 Annuity Trust. Also includes 300,000 shares held by the Eloisa Tejero 1999 Annuity Trust of which Mr. Shin does not have voting or dispositive power. Mr. Shin disclaims beneficial ownership of the shares held by his wife's trust.

(2) Includes 2,171,083 shares held by Doll Technology Investment Fund, a California Limited Partnership, 500,000 shares held by Doll Technology Investment Fund II, L.P., 127,732 shares held by Doll Technology Affiliates Fund, L.P. and 83,158 shares held by Doll Technology Side Fund, L.P. Mr. Chao is a general partner of Doll Capital Management, Inc. and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary partnership interest therein. Also includes 105,482 shares subject to repurchase by Embark.com within 60 days of September 30, 1999.

(3) Represents 2,186,048 shares held by Norwest Venture Partners VII, L.P. Mr. Still is a general partner of Norwest Venture Partners and disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest therein.

(4) Includes 150,000 shares held by the Stephen E. Chen 1999 Annuity Trust. Also includes 208,000 shares held by Connellan K. Coxwell, Mr. Chen's wife and our Vice President, Consumer Products, and 150,000 shares held by the Connellan K. Coxwell 1999 Annuity Trust. The 8,000 shares issuable pursuant to options exercisable within 60 days of September 30, 1999 are held by Ms. Coxwell. Mr. Chen does not have voting or dispositive power and disclaims beneficial ownership of the shares held by his wife and her trust.

(5) Includes 300,000 shares held by the Jung M. Shin 1999 Annuity Trust. Also includes 300,000 shares held by the Sabrina Shin 1999 Annuity Trust of which Mr. Shin does not have voting or dispositive power. Mr. Shin disclaims beneficial ownership of the shares held by his wife's trust.

(6) Represents shares held in the Quigley Family Trust, of which Mr. Quigley is the trustee. Includes 126,032 shares subject to repurchase by Embark.com within 60 days of September 30, 1999.

(7) Includes 2,171,083 shares held by Doll Technology Investment Fund, a California Limited Partnership, 500,000 shares held by Doll Technology Investment Fund II, L.P., 127,732 shares held by Doll Technology Affiliates Fund, L.P. and 83,158 shares held by Doll Technology Side Fund, L.P. Dixon Doll is the Managing General Partner of Doll Capital Management, Inc. and the father of Alexander P. Doll, our Vice President, Strategy and Business Development.

(8) Includes 485,974 shares subject to repurchase by Embark.com within 60 days of September 30, 1999. See footnotes (2) and (6).

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of 100 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock, $0.001 par value.

COMMON STOCK

    As of September 30, 1999, there were 20,080,175 shares of common stock outstanding that were held of record by approximately 122 stockholders after giving effect to the conversion of our preferred stock into common stock at a
one-to-one ratio. There will be             shares of common stock outstanding,
assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, after giving effect to the sale of the shares of common stock offered by this prospectus.

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Embark.com, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    Our certificate of incorporation provides that our board of directors will have the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series. The board will be able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Embark.com, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

WARRANTS

    In October 1998, we entered into a loan agreement with Phoenix Leasing Incorporated under which Phoenix agreed to lend us up to $500,000 secured by assets purchased with the advanced funds. In connection with the agreement, we issued to Phoenix a warrant to purchase up to 20,672 of our Series C preferred stock at an exercise price of $0.9675 per share. The Phoenix warrant will be exercisable into common stock at the closing of this offering and will be exercisable until the second anniversary of the closing of this offering.

    As of September 30, 1999, warrants to purchase an aggregate of 15,457 shares of our Series D preferred stock were outstanding at an exercise price of $3.835 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations. If the warrants are not exercised prior to the closing of this offering, the warrants will terminate pursuant to their terms.

REGISTRATION RIGHTS OF STOCKHOLDERS

    On the date 180 days after the completion of this offering, the holders of 11,805,680 shares of common stock and the holders of warrants exercisable for up to an aggregate of 36,129 shares of common stock, or their transferees, will be entitled to rights to register these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, the holders of these shares of common stock and warrants to purchase common stock will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares of common stock may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, the holders of these shares of common stock may require us at our expense to register their shares on Form S-3 when we become eligible to use this form. The rights of these holders shall terminate on the earlier of six years after the effective date of this offering or when the holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us at least 90 days but not more than 120 days prior to the first anniversary of the last annual meeting of stockholders. Stockholders must give similar advance notice to raise other business at stockholders' meetings. The board may consist of one or more members to be determined from time to time by the board. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit the ability of stockholders to call special meetings.

    Our certificate of incorporation requires that upon completion of the offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter and bylaw provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could depress the market price of our common stock.

SECTION 2115

    We are currently subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, provisions of California corporate law relating to shareholder rights, election and removal of directors and distributions to shareholders will apply to that company if the company meets the requirements of Section 2115. We will not be subject to Section 2115 if:

- we are qualified for trading as a national market security on The Nasdaq National Market, and we have at least 800 stockholders of record as of the record date of our most recent annual meeting, or

- during any income year less than 50% of our outstanding voting securities are held of record by persons having addresses in California.

    The following table sets forth some of the effects on our corporate governance of California Corporations Code Section 2115:

                                                  SECTION 2115                        NON-SECTION 2115
                                      ------------------------------------  ------------------------------------
Election of Directors...............  Cumulative voting is allowed, which   No cumulative voting is allowed;
                                      allows each shareholder to vote the   accordingly a holder of 50% or more
                                      number of votes equal to the number   of voting stock controls election of
                                      of candidates multiplied by the       all directors.
                                      number of votes to which the
                                      shareholders' shares are normally
                                      entitled in favor of one candidate.
                                      This potentially allows minority
                                      stockholders to elect some members
                                      of the board.

Removal of Directors................  Removal with or without cause by the  If the board is classified, removal affirmative vote of the holders of a  is only allowed for cause upon the majority of outstanding voting stock  affirmative vote of a majority of
                                      is allowed.                           the outstanding voting stock
                                                                            entitled to vote in the election of
                                                                            directors.

Supermajority Vote Requirement......  In order to institute a               Simple majority may adopt amendment
                                      supermajority provision, the          providing for supermajority.
                                      amendment must be approved by at
                                      least as large a proportion as would
                                      be required under the amendment.

Dividend Distribution...............  Dividends are only payable out of     Dividends are payable out of either
                                      the surplus of retained earnings and  the surplus of retained earnings or
                                      if, immediately after the             out of its net profits for the year
                                      distribution, a company's assets are  the distribution takes place, or the
                                      at least equal to its liabilities.    preceding year.

Dissenters' Rights..................  Generally available in any type of    Generally only available in a
                                      reorganization, including a merger,   merger. No rights so long as our
                                      sale of assets or sale/ exchange of   common stock is quoted on The Nasdaq
                                      shares. If the shares are listed on   National Market or traded on an
                                      an exchange, 5% of the shareholders   exchange.
                                      must assert their right for any
                                      shareholder to have these rights.

    In addition to these differences, Section 2115 also provides for information rights and required filings in the event a company effects a sale of assets or completes a merger.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 20,080,175 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - no shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;

    - no shares will be eligible for sale prior to 180 days from the date the registration statement of which this prospectus is a part is declared effective;

    - 17,667,138 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, 180 days after the date this offering is declared effective;

    - 2,413,037 shares will be eligible for sale at various times after the 180-day lock-up period;

    - 1,211,709 shares will be eligible for sale upon the exercise options 180 days after the date this offering is declared effective; and

    - 36,129 shares issuable upon the exercise of warrants will be eligible for sale 180 days after the date this offering is declared effective.

    LOCK-UP AGREEMENTS. All of our officers, directors, stockholders, optionholders and warrantholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

    RULE 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately             shares immediately after this
      offering; or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Embark.com.

    RULE 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. No shares will qualify as "144(k) shares" within 180 days after the date the registration statement of which this prospectus is a part is declared effective.

    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

    REGISTRATION RIGHTS. Upon completion of this offering, the holders of 11,805,680 shares of our common stock and the holders of warrants exercisable for up to an aggregate of 36,129 shares of common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration. See "Description of Capital Stock -- Registration Rights."

    STOCK OPTIONS. We intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning 180 days after the effective date of the registration statement of which this prospectus is a part.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the underwriting
agreement dated             , 1999, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Thomas Weisel Partners LLC, Hambrecht & Quist LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                                                       Number of
                                            Underwriter                                                 Shares
                                                                                                     -------------
Credit Suisse First Boston Corporation.............................................................
Thomas Weisel Partners LLC.........................................................................
Hambrecht & Quist LLC..............................................................................
U.S. Bancorp Piper Jaffray Inc.....................................................................

                                                                                                     -------------

        Total......................................................................................
                                                                                                     -------------
                                                                                                     -------------

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares at the initial public offering price
less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                    Per Share                         Total
                                                          ------------------------------  ------------------------------
                                                             Without           With          Without           With
                                                          Over-allotment  Over-allotment  Over-allotment  Over-allotment
                                                          --------------  --------------  --------------  --------------
Underwriting discounts and commissions paid by us.......   $               $               $               $
Expenses payable by us..................................   $               $               $               $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our directors, officers, stockholders, optionholders and warrantholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price, up to             shares of the common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

    We have applied to list our shares of common stock on The Nasdaq Stock Market's National Market under the symbol "EMBK."

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include:

    - the information set forth in this prospectus and otherwise available to the representatives;

    - the history and the prospects for the industry in which we will compete;

    - the ability of our management;

    - our prospects for future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker/dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on numerous public offerings of equity securities. In May 1999, an entity affiliated with Thomas Weisel Partners purchased 65,188 shares of our Series D preferred stock for an aggregate purchase price of $250,000, or $3.835 per share. These shares were acquired on the same terms and conditions as other investors in our Series D private placement. In addition, Philip J. Quigley, one of our directors, sits on the advisory board of Thomas Weisel Partners LLC. Other than Mr. Quigley's affiliation, Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. The underwriters have been represented by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement, which term shall include any amendment to the registration statement, on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by our company. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to Embark.com and the common stock offered, reference is made to the registration statement, including the exhibits, and the financial statements and notes filed as a part of the registration statement. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon the payment of fees prescribed by it. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The Securities and Exchange Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

                                EMBARK.COM, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------

Report of Independent Accountants.........................................................................        F-2

Balance Sheet.............................................................................................        F-3

Statement of Operations...................................................................................        F-4

Statement of Stockholders' Equity (Deficit)...............................................................        F-5

Statement of Cash Flows...................................................................................        F-6

Notes to Financial Statements.............................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Embark.com, Inc.

    The reverse stock split described in Note 10 to the financial statements has not been consummated at September 30, 1999. When it has been consummated, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows, present fairly, in all material respects, the financial position of Embark.com, Inc. (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

San Francisco, California
September 30, 1999

                                EMBARK.COM, INC.

                                 BALANCE SHEET

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       PRO FORMA
                                                                       DECEMBER 31,                  STOCKHOLDERS'
                                                                   --------------------   JUNE 30,     EQUITY AT
                                                                     1997       1998        1999     JUNE 30, 1999
                                                                   ---------  ---------  ----------  -------------
                                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................................  $     102  $     658  $   10,751
  Accounts receivable, net.......................................        277        613       2,373
  Other current assets...........................................         24         59          90
                                                                   ---------  ---------  ----------
    Total current assets.........................................        403      1,330      13,214
Property and equipment, net......................................         76        507         796
Restricted cash..................................................         --         --         175
Other assets.....................................................          3          2          39
                                                                   ---------  ---------  ----------
                                                                   $     482  $   1,839  $   14,224
                                                                   ---------  ---------  ----------
                                                                   ---------  ---------  ----------
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................  $     117  $     182  $      442
  Accrued liabilities............................................        151        762       1,092
  Deferred revenues..............................................        505      1,008       2,686
  Borrowings.....................................................         88        108         255
                                                                   ---------  ---------  ----------
    Total current liabilities....................................        861      2,060       4,475
Borrowings, less current portion.................................         --        246         426
                                                                   ---------  ---------  ----------
    Total liabilities............................................        861      2,306       4,901
                                                                   ---------  ---------  ----------
Mandatorily Redeemable Convertible Preferred Stock
  (Note 7).......................................................         --      2,540      17,318   $        --
                                                                   ---------  ---------  ----------

Commitments (Note 6)

Stockholders' equity (deficit):
Convertible Preferred Stock, $0.001 par value; 20,600 shares authorized; 3,196 issued and outstanding; aggregate liquidation preference of $1,293; pro forma-- 5,000 authorized; no shares
  issued and outstanding.........................................          3          3           3            --
Common Stock, $0.001 par value; 50,000 shares authorized; 7,240,
  7,391 and 7,728 shares issued and outstanding; pro
  forma--100,000 shares authorized; 17,121 shares issued and
  outstanding....................................................          7          7           8            17
Additional paid-in capital.......................................      2,174      3,156       5,756        23,068
Notes receivable from stockholders...............................         --        (10)        (42)          (42)
Unearned stock-based compensation................................       (287)      (676)     (2,736)       (2,736)
Accumulated deficit..............................................     (2,276)    (5,487)    (10,984)      (10,984)
                                                                   ---------  ---------  ----------  -------------
    Total stockholders' equity (deficit).........................       (379)    (3,007)     (7,995)  $     9,323
                                                                   ---------  ---------  ----------  -------------
                                                                                                     -------------
                                                                   $     482  $   1,839  $   14,224
                                                                   ---------  ---------  ----------
                                                                   ---------  ---------  ----------

   The accompanying notes are an integral part of these financial statements.

                                EMBARK.COM, INC.

                            STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenues....................................................  $     141  $     427  $   1,632  $     331  $   1,245
                                                              ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Cost of revenues..........................................         21        290        851        209      1,404
  Research and development..................................        449        375        440        163        615
  Sales and marketing.......................................        392        346      2,067        543      3,225
  General and administrative................................        134        225        722        243        655
  Amortization of stock-based compensation..................         28        235        582        315        495
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating expenses................................      1,024      1,471      4,662      1,473      6,394
                                                              ---------  ---------  ---------  ---------  ---------
Loss from operations........................................       (883)    (1,044)    (3,030)    (1,142)    (5,149)
Interest expense............................................         --         (9)       (14)        (8)       (41)
Interest and other income (expense), net....................          3          2         10         (1)        57
                                                              ---------  ---------  ---------  ---------  ---------
Net loss....................................................       (880)    (1,051)    (3,034)    (1,151)    (5,133)
Accretion of Mandatorily Redeemable Convertible Preferred
  Stock.....................................................         --         --       (177)       (59)      (364)
                                                              ---------  ---------  ---------  ---------  ---------
Net loss attributable to Common Stock.......................  $    (880) $  (1,051) $  (3,211) $  (1,210) $  (5,497)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

Net loss per share attributable to Common Stock:
  Basic and diluted.........................................  $   (1.55) $   (0.26) $   (0.49) $   (0.21) $   (0.73)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Weighted average shares...................................        569      4,020      6,496      5,871      7,537
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

Pro forma net loss per share attributable to Common Stock
  (Unaudited):
  Basic and diluted.........................................                        $   (0.28)            $   (0.38)
                                                                                    ---------             ---------
                                                                                    ---------             ---------
  Weighted average shares...................................                           11,374                14,309
                                                                                    ---------             ---------
                                                                                    ---------             ---------

   The accompanying notes are an integral part of these financial statements.

                                EMBARK.COM, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                       CONVERTIBLE                                            NOTES
                                                     PREFERRED STOCK      COMMON STOCK       ADDITIONAL     RECEIVABLE
                                                    -----------------   -----------------     PAID-IN          FROM
                                                    SHARES    AMOUNT    SHARES    AMOUNT      CAPITAL      STOCKHOLDERS
                                                    ------   --------   ------   --------   ------------   ------------
BALANCE AT JANUARY 1, 1996........................     --    $    --    7,348    $     7    $       360        $ --

Issuance of Series A Convertible Preferred Stock,
  net.............................................  2,082          2       --         --            616          --
Issuance of Series B Convertible Preferred Stock,
  net.............................................    428         --       --         --            251          --
Unearned compensation, net........................     --         --       --         --             33          --
Net loss..........................................     --         --       --         --             --          --
                                                    ------       ---    ------       ---         ------         ---
BALANCE AT DECEMBER 31, 1996......................  2,510          2    7,348          7          1,260          --

Issuance of Series B Convertible Preferred Stock,
  net.............................................    686          1       --         --            402          --
Issuance of Common Stock upon exercise of stock
  options.........................................     --         --        4         --             --          --
Repurchase of Common Stock........................     --         --     (112 )       --             (5)         --
Unearned compensation, net........................     --         --       --         --            517          --
Net loss..........................................     --         --       --         --             --          --
                                                    ------       ---    ------       ---         ------         ---
BALANCE AT DECEMBER 31, 1997......................  3,196          3    7,240          7          2,174          --

Issuance of Common Stock upon exercise of stock
  options.........................................     --         --      151         --             11         (10)
Unearned compensation, net........................     --         --       --         --            971          --
Accretion of Mandatorily Redeemable Convertible
  Preferred Stock to redemption value.............     --         --       --         --             --          --
Net loss..........................................     --         --       --         --             --          --
                                                    ------       ---    ------       ---         ------         ---
BALANCE AT DECEMBER 31, 1998......................  3,196          3    7,391          7          3,156         (10)

Issuance of Common Stock upon exercise of stock
  options, net (Unaudited)........................     --         --      337          1             45         (32)
Unearned compensation, net (Unaudited)............     --         --       --         --          2,555          --
Accretion of Mandatorily Redeemable Convertible
  Preferred Stock to redemption value
  (Unaudited).....................................     --         --       --         --             --          --
Net loss (Unaudited)..............................     --         --       --         --             --          --
                                                    ------       ---    ------       ---         ------         ---
BALANCE AT JUNE 30, 1999 (UNAUDITED)..............  3,196    $     3    7,728    $     8    $     5,756        $(42)
                                                    ------       ---    ------       ---         ------         ---
                                                    ------       ---    ------       ---         ------         ---


                                                      UNEARNED
                                                    STOCK-BASED    ACCUMULATED
                                                    COMPENSATION     DEFICIT      TOTAL
                                                    ------------   -----------   -------
BALANCE AT JANUARY 1, 1996........................    $    --       $   (345)    $    22
Issuance of Series A Convertible Preferred Stock,
  net.............................................         --             --         618
Issuance of Series B Convertible Preferred Stock,
  net.............................................         --             --         251
Unearned compensation, net........................         (5)            --          28
Net loss..........................................         --           (880)       (880)
                                                    ------------   -----------   -------
BALANCE AT DECEMBER 31, 1996......................         (5)        (1,225)         39
Issuance of Series B Convertible Preferred Stock,
  net.............................................         --             --         403
Issuance of Common Stock upon exercise of stock
  options.........................................         --             --          --
Repurchase of Common Stock........................         --             --          (5)
Unearned compensation, net........................       (282)            --         235
Net loss..........................................         --         (1,051)     (1,051)
                                                    ------------   -----------   -------
BALANCE AT DECEMBER 31, 1997......................       (287)        (2,276)       (379)
Issuance of Common Stock upon exercise of stock
  options.........................................         --             --           1
Unearned compensation, net........................       (389)            --         582
Accretion of Mandatorily Redeemable Convertible
  Preferred Stock to redemption value.............         --           (177)       (177)
Net loss..........................................         --         (3,034)     (3,034)
                                                    ------------   -----------   -------
BALANCE AT DECEMBER 31, 1998......................       (676)        (5,487)     (3,007)
Issuance of Common Stock upon exercise of stock
  options, net (Unaudited)........................         --             --          14
Unearned compensation, net (Unaudited)............     (2,060)            --         495
Accretion of Mandatorily Redeemable Convertible
  Preferred Stock to redemption value
  (Unaudited).....................................         --           (364)       (364)
Net loss (Unaudited)..............................         --         (5,133)     (5,133)
                                                    ------------   -----------   -------
BALANCE AT JUNE 30, 1999 (UNAUDITED)..............    $(2,736)      $(10,984)    $(7,995)
                                                    ------------   -----------   -------
                                                    ------------   -----------   -------

   The accompanying notes are an integral part of these financial statements.

                                EMBARK.COM, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                            SIX MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                         -------------------------------  --------------------
                                                                           1996       1997       1998       1998       1999
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...............................................................  $    (880) $  (1,051) $  (3,034) $  (1,151) $  (5,133)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization........................................         11         22         91         20        183
  Charges relating to issuance of warrant in connection with bridge
    loan...............................................................         --         --         --         --         55
  Amortization of stock-based compensation.............................         28        235        582        315        495
  Provision for doubtful accounts......................................         --         52        187         63         25
  Changes in operating assets and liabilities:
    Accounts receivable................................................         --       (329)      (523)      (321)    (1,785)
    Other assets.......................................................        (53)        33          3         (5)       (68)
    Accounts payable...................................................         88         29         65        (93)       260
    Accrued liabilities................................................         13         92        611        124        338
    Deferred revenues..................................................         --        505        503        448      1,678
                                                                         ---------  ---------  ---------  ---------  ---------
      Net cash used in operating activities............................       (793)      (412)    (1,515)      (600)    (3,952)
                                                                         ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash............................................         --         --         --         --       (175)
Purchases of property and equipment....................................        (25)       (69)      (522)       (79)      (472)
                                                                         ---------  ---------  ---------  ---------  ---------
      Net cash used in investing activities............................        (25)       (69)      (522)       (79)      (647)
                                                                         ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Convertible Preferred Stock, net.............        869        403         --         --         --
Proceeds from issuance of Mandatorily
  Redeemable Convertible Preferred Stock, net..........................         --         --      2,326      2,326     13,251
Proceeds from issuance of Common Stock, net............................         --         --          1         --         14
Repurchase of Common Stock.............................................         --         (5)        --         --         --
Proceeds from bridge loan..............................................         --         --         --         --      1,100
Proceeds from borrowings...............................................         --         88        354         --        407
Repayment of borrowings................................................         --         --        (88)       (88)       (80)
                                                                         ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities........................        869        486      2,593      2,238     14,692
                                                                         ---------  ---------  ---------  ---------  ---------
Net increase in cash and cash equivalents..............................         51          5        556      1,559     10,093
Cash and cash equivalents at beginning of period.......................         46         97        102        102        658
                                                                         ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.............................  $      97  $     102  $     658  $   1,661  $  10,751
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest.................................................  $      --  $       1  $      14  $       8  $      41
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of capital stock in exchange for notes receivable.............  $      --  $      --  $      10  $      --  $      32
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
Conversion of bridge loan and interest payable to Mandatorily
  Redeemable Convertible Preferred Stock...............................  $      --  $      --  $      --  $      --  $   1,108
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
Deferred charges relating to warrants issued...........................  $      --  $      --  $      37  $      --  $      --
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                                EMBARK.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Embark.com, Inc., formerly Snap Technologies (the "Company"), was incorporated in California in August 1995 and reincorporated in the state of Delaware in September 1999. As a result of the reincorporation, the Company is authorized to issue 50 million shares of $0.001 par value Common Stock and 14.6 million shares of $0.001 par value Convertible Preferred Stock. The financial statements for all periods presented have been retroactively adjusted to reflect the reincorporation. The Company provides the development and marketing of web-based solutions for providing information and services to facilitate the achievement of higher education goals to students and assisting colleges and universities to more effectively manage their recruiting and enrollment processes.

UNAUDITED INTERIM RESULTS

    The accompanying interim financial statements as of June 30, 1999, and for the six months ended June 30, 1998 and 1999, together with the related notes, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and its cash flows as of June 30, 1999 and for the six months ended June 30, 1998 and 1999. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates include valuation allowances for accounts receivable and deferred tax assets and the value of the Company's stock. Actual results could differ from those estimates.

STOCK SPLITS

    The Company's Board of Directors authorized a 2-for-1 stock split on April 2, 1999 and another 2-for-1 stock split on July 2, 1999. All share and per share information in these financial statements have been retroactively adjusted to reflect these stock splits (see Note 10).

RISKS AND UNCERTAINTIES

    The Company is subject to all of the risks inherent in an early stage company conducting electronic commerce over the Internet. These risks include, but are not limited to, a limited operating history, limited management resources, dependence upon consumer acceptance of the Internet, Internet related security risks and the changing nature of the electronic commerce industry. The Company's operating results may be materially affected by the foregoing factors.

                                EMBARK.COM, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH, CASH EQUIVALENTS AND RESTRICTED CASH

    The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents.

    As of June 30, 1999 (unaudited), cash of $150,000 and $25,000 was pledged as collateral on outstanding letters of credit relating to a lease agreement for the Company's office facilities and on a corporate credit-card facility, respectively. These amounts are classified as restricted cash on the balance sheet. The Company is required to maintain the letter of credit through the end of the term of the lease.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. Cash and cash equivalents consist of deposits with a large United States financial institution that management believes is credit worthy. The Company's accounts receivable are derived from revenues earned from customers located mainly in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. For the years ended December 31, 1997 and 1998, one customer accounted 16% and 10% of revenues, respectively. No one customer accounted for more than 10% of revenues for the year ended December 31, 1996 or for the six months ended June 30, 1998 and 1999. For the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, no one customer accounted for more than 10% of net accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, restricted cash, accounts and notes receivable, accounts payable and borrowings, are carried at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost. Depreciation expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three years, or the lease term of the respective assets.

LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

                                EMBARK.COM, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

    To date, substantially all the Company's revenues have been derived from set-up and development fees, subscription fees and transaction processing fees in connection with its web-based solutions. Set-up and development fees are recognized after any customization and design work has been completed and the subscriber has been granted access to the Company's network. Subscription fees are recognized over the length of the subscription, which is typically one year. Transaction processing fees are derived from the submission of online applications by students and targeted recruiting messages by colleges and universities. Application fees are recognized at the time that the application is submitted, and revenues from targeted recruiting messages are recognized at the time of delivery.

    Sponsorship revenues are derived principally from contracts ranging from twelve to thirty-six months in which the Company commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. Sponsorship agreements typically include exclusive relationships and the design and development of co-branded pages designed to enhance the promotional objective of the sponsor. To the extent these arrangements include up-front fees and other payments, the Company recognizes revenue ratably over the term of the agreement.

    Certain agreements provide that the Company receives marketing referral fees generated on co-branded pages and commissions on revenues generated from electronic commerce transactions. These revenues are recognized by the Company when notified by corporate sponsors or e-commerce partners of the amount of commissions or fees earned. Such notification is generally received quarterly.

    Payments received in advance of services performed are recorded as deferred revenue.

ADVERTISING EXPENSES

    The Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. Advertising expenses totaled $125,000, $60,000 and $422,000, for the years ended 1996, 1997 and 1998, respectively, and $74,000 (unaudited) and $574,000 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.

PRODUCT DEVELOPMENT

    Product development includes expenses incurred by the Company to develop and enhance the Company's website. Product development costs are expensed as incurred.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123 , "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price and is

                                EMBARK.COM, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognized over the vesting period of generally 3 or 4 years, using the method prescribed by FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issue Task Force consensus in Issue No. 96-18.

INCOME TAXES

    The Company accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

NET LOSS PER SHARE

    The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and the SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing net loss attributable to Common Stock for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to Common Stock for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares include Common Stock subject to repurchase and incremental shares of Common Stock issuable upon the exercise of stock options and warrants and upon the conversion of Convertible Preferred Stock and Mandatorily Redeemable Convertible Preferred Stock.

    The following table sets forth the computation of basic and diluted net loss per share attributable to Common Stock of the periods indicated (in thousands, except for per share amounts):

                                                                       YEAR ENDED               SIX MONTHS ENDED
                                                                      DECEMBER 31,                  JUNE 30,
                                                             -------------------------------  --------------------
                                                               1996       1997       1998       1998       1999
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net loss attributable to Common Stock......................  $    (880) $  (1,051) $  (3,211) $  (1,210) $  (5,497)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average shares of Common Stock
  outstanding..............................................      7,348      7,267      7,335      7,281      7,537
Weighted average shares of Common Stock
  subject to repurchase....................................      6,779      3,247        839      1,410         --
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average shares used to compute
  basic and diluted net loss per share attributable to
  Common Stock.............................................        569      4,020      6,496      5,871      7,537
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per share attributable to Common
  Stock....................................................  $   (1.55) $   (0.26) $   (0.49) $   (0.21) $   (0.73)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                EMBARK.COM, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table sets forth potential common shares that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                                                             YEAR ENDED               SIX MONTHS ENDED
                                                                            DECEMBER 31,                  JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1996       1997       1998       1998       1999
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
Weighted average effect of potential common shares:
  Series A Convertible Preferred Stock...........................      1,700      2,082      2,082      2,082      2,082
  Series B Convertible Preferred Stock...........................         41        897      1,114      1,114      1,114
  Series C Mandatorily Redeemable Preferred Stock................         --         --      1,682        905      2,446
  Series D Mandatorily Redeemable Preferred Stock................         --         --         --         --      1,130
  Common Stock subject to repurchase.............................      6,779      3,247        861      1,410         88
  Stock options and warrants.....................................        380        840      1,464      1,367      1,871
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                       8,900      7,066      7,203      6,878      8,731
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share attributable to Common Stock for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's Convertible Preferred Stock and Mandatorily Redeemable Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at the date of original issue, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss per share of 4,878,000 shares for the year ended December 31, 1998 and 6,772,000 shares for the six months ended June 30, 1999.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

    Immediately prior to the effective date of the offering, all of the Mandatorily Redeemable Convertible Preferred Stock and Convertible Preferred Stock outstanding will automatically convert into Common Stock at a one-to-one ratio. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of June 30, 1999.

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

                                EMBARK.COM, INC.

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SEGMENT INFORMATION

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's management identifies their operating segments based on business activities, management responsibility and geographic location. During all periods presented, the Company operated in a single business segment providing the development and marketing of an Internet-based solution for providing information and services to facilitate the achievement of higher education goals to students and assisting colleges and universities to more effectively manage their recruiting and enrollment processes. Through December 31, 1998, foreign operations have not been significant in either revenues or investments in long-lived assets.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company does not expect the adoption of SOP 98-1 to have a material impact on its financial position, results of operations or cash flows. The Company will be required to implement SOP 98-1 for the year ending December 31, 1999.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up costs related to new operations be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company has adopted SOP 98-5 for all periods presented, which did not have a material impact on its financial position, results of operations or cash flows.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative financial instruments and hedging activities. Because the Company currently holds no derivative instruments and does not engage in hedging activities, the Company does not expect the adoption of SFAS No. 133 to have a material impact on its financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 for the year ending December 31, 2001.

                                EMBARK.COM, INC.

NOTE 2--BALANCE SHEET COMPONENTS (IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                                     --------------------   JUNE 30,
                                                                                       1997       1998        1999
                                                                                     ---------  ---------  -----------
                                                                                                           (UNAUDITED)
Accounts receivable, net:
Accounts receivable................................................................  $     329  $     852   $   2,637
Less: Allowance for doubtful accounts..............................................        (52)      (239)       (264)
                                                                                     ---------  ---------  -----------
                                                                                     $     277  $     613   $   2,373
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------
Property and equipment, net:
Computer equipment.................................................................  $     104  $     600   $     987
Furnitures and fixtures............................................................          2         28         107
Software...........................................................................          4          4          10
                                                                                     ---------  ---------  -----------
                                                                                           110        632       1,104
Less: Accumulated depreciation.....................................................        (34)      (125)       (308)
                                                                                     ---------  ---------  -----------
                                                                                     $      76  $     507   $     796
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------
Accrued liabilities:
Accrued payroll and related expenses...............................................  $      78  $     379   $     777
Accrued expenses...................................................................         73        108         228
School escrow fee..................................................................         --        275          87
                                                                                     ---------  ---------  -----------
                                                                                     $     151  $     762   $   1,092
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                     BALANCE AT                                 BALANCE AT
                                                                      BEGINNING                                   END OF
                                                                      OF PERIOD    PROVISIONS     DEDUCTIONS      PERIOD
                                                                     -----------  -------------  -------------  -----------
Year ended December 31, 1996.......................................   $      --     $      --      $      --     $      --
Year ended December 31, 1997.......................................          --            52             --            52
Year ended December 31, 1998.......................................          52           187             --           239
Six months ended June 31, 1999 (Unaudited).........................         239            25             --           264

NOTE 4--RELATED PARTY TRANSACTIONS

    At December 31, 1998 and June 30, 1999 (unaudited), the Company, in connection with stock option exercises, received notes receivable from officers of the Company totaling approximately $6,000 and $32,000 respectively. The notes are collateralized by the corresponding shares of Common Stock, bear interest at 6% per annum and are payable at various dates through January 2003.

                                EMBARK.COM, INC.

NOTE 5--BORROWINGS

EQUIPMENT LINE OF CREDIT

    In July 1998, the Company entered into an equipment line of credit (the "Line") with a financial institution in which the Company can borrow up to an amount of $500,000 and is collaterialized by the equipment and substantially all assets of the Company. The Company may draw upon the Line through January 14, 1999, after which any outstanding amounts including interest will be repaid over thirty-six months. The Line bears an interest rate at the prime rate (7.75% at December 31, 1998) plus 1.25% per annum. As of December 31, 1998, the Company had borrowed approximately $354,000 against this equipment line of credit.

    At December 31, 1998, future minimum payments, excluding interest charges, under the Line are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
1999..................................................................................  $     108
2000..................................................................................        118
2001..................................................................................        118
2002..................................................................................         10
                                                                                        ---------
Total principal amounts due...........................................................        354
Less: Current portion.................................................................       (108)
                                                                                        ---------
Long-term portion.....................................................................  $     246
                                                                                        ---------
                                                                                        ---------

    In January 1999 (unaudited), the Company borrowed an additional $146,000 under the Line. Under the terms of the agreement, the outstanding balance of $500,000 is being repaid over thirty-six months beginning in February 1999.

EQUIPMENT FINANCING ARRANGEMENT

    In October 1998, the Company entered into a loan agreement (the "Arrangement") in which the Company can borrow up to $500,000 at an interest rate of 13.14%. The loan is collateralized by the assets purchased under the Arrangement. Draws against the Arrangement are repaid over a term of 42 months. The Company did not borrow against the Arrangement as of December 31, 1998.

    In conjunction with the Arrangement, the Company issued approximately 21,000 warrants to purchase Series C Mandatorily Redeemable Preferred Stock ("Series C") at approximately $0.968 per share. The warrants were immediately exercisable after issuance and expire at the later of October 1, 2003 or the second anniversary of the closing of the Company's initial sale and issuance of shares of Common Stock in an underwritten public offering. The Company estimated the fair value of the warrants at approximately $37,000 using the Black-Scholes option pricing model. The Company records the expense related to the warrants over the life of the loan agreement as additional interest expense.

                                EMBARK.COM, INC.

NOTE 6--COMMITMENTS

OPERATING LEASES

    The Company leases various facilities under non-cancelable operating leases expiring through 2002. At December 31, 1998, future minimum lease payments are as follows (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
1999.................................................................................  $     438
2000.................................................................................        713
2001.................................................................................        645
2002.................................................................................        293
                                                                                       ---------
Total future minimum lease payments..................................................  $   2,089
                                                                                       ---------
                                                                                       ---------

    Rent expense for the years ended December 31, 1996, 1997, 1998 and for the six months ended June 30, 1998 and 1999 totaled $25,000, $23,000, $56,000,
$21,000 (unaudited) and $197,000 (unaudited), respectively.

NOTE 7--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)

MANDATORILY REDEEMABLE PREFERRED STOCK AND CONVERTIBLE PREFERRED STOCK

    At December 31, 1998, the amounts, terms, number of shares reserved for conversion and liquidation value for Series A Convertible Preferred Stock ("Series A"), Series B Convertible Preferred Stock ("Series B"), and Series C are as follows (in thousands):

                                     LIQUIDATION  PROCEEDS NET OF
 SERIES    DESIGNATED   OUTSTANDING     VALUE     ISSUANCE COSTS
---------  -----------  -----------  -----------  ---------------
    A           2,400        2,082    $     625      $     618
    B           2,600        1,114          668            654
    C           2,800        2,446        2,543          2,326
           -----------  -----------  -----------        ------

                7,800        5,642    $   3,836      $   3,598
           -----------  -----------  -----------        ------
           -----------  -----------  -----------        ------

DIVIDENDS

    The holder of shares of Series A, Series B and Series C (collectively, "Preferred Stock") are entitled to receive non-cumulative dividends at the per share price of $0.030, $0.060 and $0.097, per annum, respectively, payable when and if declared by the Board of Directors. For any other dividends or distributions, the outstanding shares of Preferred Stock shall participate with Common Stock on an as converted basis. No dividends on Preferred Stock or Common Stock have been declared by the Board of Directors from inception through December 31, 1998.

LIQUIDATION

    In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of Series C shall be entitled to receive, prior and in preference to any

                                EMBARK.COM, INC.

NOTE 7--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) distribution of any assets of the Company to the holders of Series A, Series B and Common Stock, at the per share price of $0.97 plus declared but unpaid dividends. After the payment to the holders of Series C, the holders of Series A and Series B are entitled to receive payment, in preference to the holders of the Common Stock, at the per share price of $0.30 and $0.60, respectively. Thereafter, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of Series A, Series B, Series C, on a converted basis, and Common Stock.

CONVERSION

    Each share of Series A, Series B and Series C is convertible, at the option of the holder, into shares of Common Stock at the original respective issuance price after adjusting for dilutive issuances of stock, stock splits and combinations.

    Each share of Series A and Series B shall automatically be converted into shares of Common Stock immediately upon the earlier of the closing of an underwritten public offering or the date specified by written consent or agreement by the holders of a majority of the then outstanding shares of Series A and Series B voting together as a single class.

    Each share of Series C shall automatically be converted into shares of Common Stock immediately upon the earlier of the closing of an underwritten public offering in which the public offering results in $10,000,000 with a per share price of at least $5.81 or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C.

VOTING

    The holders of Series A, Series B and Series C are entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the holders of common stock.

REDEMPTION

    Series A and Series B are redeemable at the option of the Company in the event that the Company proposes any merger, consolidation or other similar transaction which requires the approval of the holders of Series A and Series B. If the holders of Series A and Series B approve such transaction, the redemption price is three times the Series A and Series B issue price. If the holders of Series A and B do not provide any necessary approval of such transaction, the redemption price is the issuance price plus any declared but unpaid dividends plus eight percent of the issuance price per annum compounded from the date of issuance of Series A and Series B, respectively.

    Series C is redeemable at the election of the holders of 66 2/3% of the outstanding shares of Series C or after the earlier of the sixth anniversary of the first date on which any Series C shares are issued or the redemption in whole or in part of the Series A and Series B. The redemption price for Series C is the issuance price plus any declared but unpaid dividends plus an amount equal to 10% of the issuance price per annum compounded from the date of issuance of Series C.

                                EMBARK.COM, INC.

NOTE 7--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

COMMON STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 50,000,000 shares of Common Stock. In October and December 1995, the Company issued approximately 7,348,000 shares of Common Stock to its founders for $121,000 in cash. A portion of the shares outstanding were subject to repurchase by the Company over a three-year vesting period from the earlier of the issuance date or employee hire date, as applicable. At December 31, 1998, all shares subject to repurchase rights were fully vested.

    At December 31, 1998, the Company has reserved shares of Common Stock for future issuance as follows (in thousands):

Conversion of Series A Convertible Preferred Stock..................      2,082
Conversion of Series B Convertible Preferred Stock..................      1,114
Conversion of Series C Mandatorily Redeemable
  Convertible Preferred Stock.......................................      2,446
Exercise and conversion of Series C warrant.........................         21
1996 Stock Option Plan..............................................      1,813
                                                                      ---------
                                                                          7,476
                                                                      ---------
                                                                      ---------

NOTE 8--STOCK OPTION PLANS

1996 STOCK OPTION PLAN

    In 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the 1996 Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may only be granted to employees (including officers and directors who are also employees). NSOs may be granted to employees and consultants. As of December 31, 1998, the Company has authorized approximately 1,968,000 shares of Common Stock for issuance under the 1996 Plan.

    Options under the 1996 Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that
(i) the exercise price of an ISO may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant. Options under the 1996 Plan generally vest over a period of three or four years.

                                EMBARK.COM, INC.

NOTE 8--STOCK OPTION PLANS (CONTINUED)
OPTION PLAN ACTIVITY

    The following table summarizes activity under the Company's stock option plan for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 (in thousands, except per share data):

                                                            YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------    SIX MONTHS ENDED
                                                 1996                 1997                 1998            JUNE 30, 1999
                                          ------------------   ------------------   ------------------   ------------------
                                                    WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                                    AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                                    EXERCISE             EXERCISE             EXERCISE             EXERCISE
                                          OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                          -------   --------   -------   --------   -------   --------   -------   --------
                                                                                                            (UNAUDITED)
Outstanding at beginning of period......     --      $   --       497     $0.030     1,293     $0.049     1,803     $0.061
Granted.................................    497       0.030       846      0.060       690      0.085       816      0.380
Exercised...............................     --          --        (4)     0.030      (151)     0.071      (337)     0.139
Canceled................................     --          --       (46)     0.056       (29)     0.055       (13)     0.136
                                          -------              -------              -------              -------
Outstanding at end of period............    497       0.030     1,293      0.049     1,803      0.061     2,269      0.164
                                          -------              -------              -------              -------
                                          -------              -------              -------              -------
Options exercisable at end of period....     --          --       431      0.040     1,013      0.051     1,014      0.051
                                          -------              -------              -------              -------
                                          -------              -------              -------              -------

    The following table summarizes information about all stock options outstanding at December 31, 1998 (in thousands, except per share):

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                ------------------------------------------  --------------------------
                                WEIGHTED-
                                 AVERAGE                                    WEIGHTED
                  NUMBER OF     REMAINING     WEIGHTED-       NUMBER OF      AVERAGE
                   SHARES      CONTRACTUAL     AVERAGE         SHARES       EXERCISE
EXERCISE PRICE   OUTSTANDING      LIFE      EXERCISE PRICE   EXERCISABLE      PRICE
--------------  -------------  -----------  --------------  -------------  -----------
$0.030                  347    6.68 years   $        0.030          347     $   0.030
 0.060                  863    8.02 years            0.060          605         0.060
 0.096                  320    9.14 years            0.096           43         0.096
 0.380                  739    9.89 years            0.380           --         0.380
                      -----                                       -----
 0.030-0.380          2,269    8.58 years      0.030-0.380          995         0.051
                      -----                                       -----
                      -----                                       -----

FAIR VALUE DISCLOSURES

    The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model prescribed by SFAS No. 123 using the following assumptions (in thousands):

                                                                              SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            JUNE 30,
                                           -------------------------------  --------------------
                                             1996       1997       1998       1998       1999
                                           ---------  ---------  ---------  ---------  ---------
                                                                                (UNAUDITED)
Risk free interest rates.................      5.81%      6.11%      5.28%      5.53%      5.69%
Expected lives...........................    4 years    4 years    4 years    4 years    4 years
Dividend yield...........................         0%         0%         0%         0%         0%
Expected volatility......................         0%         0%         0%         0%         0%

                                EMBARK.COM, INC.

NOTE 8--STOCK OPTION PLANS (CONTINUED)
    The compensation cost associated with the Company's stock-based compensation plan, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference from the reported net loss for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain stock option grants during the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the Company recognized unearned compensation totaling $33,000, $517,000, $971,000 and $2,555,000 (unaudited), respectively, which is being amortized over the vesting periods of the related options, using the method prescribed by FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan." Amortization expense recognized during the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, totaled approximately $28,000, $235,000, $582,000, and $495,000
(unaudited), respectively.

NOTE 9--INCOME TAXES

    The components of the net deferred tax asset are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Net operating loss carryforwards........................................  $     542  $   1,387
Depreciable assets......................................................        142         92
Compensation............................................................         53        170
Reserves and accruals...................................................         --        111
Other...................................................................         50         29
                                                                          ---------  ---------
                                                                                787      1,789
Less: valuation allowance...............................................       (787)    (1,789)
                                                                          ---------  ---------
Net deferred tax asset..................................................  $      --  $      --
                                                                          ---------  ---------
                                                                          ---------  ---------

    Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized; and accordingly, a full valuation allowance has been recorded.

                                EMBARK.COM, INC.

NOTE 9--INCOME TAXES (CONTINUED)
    The principal items accounting for the difference between income taxes benefit at the United States federal statutory rate and the benefit from income taxes reflected in the Statement of Operations are as follows (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                        ------------------------------
                                                                          1996       1997       1998
                                                                        --------   --------   --------
Federal benefit at statutory rate.....................................  $    299   $    357   $  1,032
State taxes...........................................................        54         65         89
Permanent differences.................................................        (2)       (54)      (119)
Change in valuation allowance.........................................      (351)      (397)    (1,002)
Other.................................................................        --         29         --
                                                                        --------   --------   --------
Income tax provision..................................................  $     --   $     --   $     --
                                                                        --------   --------   --------
                                                                        --------   --------   --------

    At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $3,652,000 and $2,483,000 respectively available to reduce future taxable income, if any. These carryforwards expire through 2018 and 2003, respectively. In addition, the Company has research and development tax credit carryforwards of approximately $23,000 for federal income tax purposes and $9,100 for California tax purposes at December 31, 1998. The federal and state research and development tax credit carryforwards expire in 2012.

NOTE 10--SUBSEQUENT EVENTS (UNAUDITED)

    In March and April of 1999, the Company entered into a bridge loan for $1,100,000. The loan accrued interest at a rate of 8% per annum. The loan and interest were converted into Series D Mandatorily Redeemable Convertible Preferred Stock ("Series D") in May 1999. In connection with the bridge loan, the Company issued approximately 15,000 warrants. The warrants enable the holder to purchase shares of Series D at $3.835 per share and were valued using the Black-Scholes option pricing model at approximately $55,000, which was recorded as an expense during the six months ended June 30, 1999.

    In May 1999, the Company issued approximately 3,751,000 shares of Series D at $3.835 per share for net proceeds of approximately $14,359,000. In September 1999, the Company issued to an existing shareholder an additional 13,037 shares of Series D at $3.835 per share for proceeds of approximately $50,000. The terms and conditions for Series D are similar to those describe in Note 7 relating to Series C except that the liquidation amount per share is $3.835 and dividend per share of $0.3835. The liquidation value of the Series D is approximately $14,623,000 as of June 30, 1999.

    In September 1999, the Board of Directors authorized, subject to shareholder approval, the following plans:

- The issuance of 750,000 shares of Common Stock under the Employee Stock Purchase Plan (the "ESP Plan"). The ESP Plan permits eligible employees to purchase shares of the Company's Common Stock through payroll deductions at 85% of the fair market value, as defined in the ESP Plan.

- The issuance of 250,000 shares of Common Stock under the 1999 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

                                EMBARK.COM, INC.

NOTE 10--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
- The amendment and restatement of the 1996 Plan as described in Note 8 through the 1999 Equity Incentive Plan (the "1999 Plan"). A total of 5,500,000 shares of Common Stock have been reserved for issuance under the 1999 Plan.

    In September 1999, the Company issued an aggregate of 2,400,000 shares of Series E Mandatorily Redeemable Convertible ("Series E") Preferred Stock at $10.00 per share, for an aggregate purchase price of $24,000,000. Series E is convertible into shares of Common Stock at the rate of one share of Common Stock for each share of Series E. The terms and conditions for Series E are similar to those described in Note 7 relating to Series C except that the liquidation amount per share is $10.10 and dividend per share of $1.01.

    In September 1999 the Company entered into a content license and co-branded agreement with a Series E investor, under which the Company is obligated to pay $2,750,000 for advertising and co-branding services and exclusivity rights rendered through January 31, 2003

    In October 1999, the Company's Board of Directors intends to authorize a 1 for 2 reverse stock split. All share and per share information in these financial statements have been retroactively adjusted to reflect the contemplated reverse stock split.

                               [EMBARK.COM LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee..............................................  $  15,290
NASD Filing Fee...................................................      6,000
NASDAQ National Market Additional Listing Fee.....................     90,000
Printing..........................................................    150,000
Legal Fees and Expenses...........................................    400,000
Accounting Fees and Expenses......................................    250,000
Blue Sky Fees and Expenses........................................     15,000
Transfer Agent and Registrar Fees.................................     10,000
Miscellaneous.....................................................     13,710
                                                                    ---------
Total.............................................................  $ 950,000
                                                                    ---------
                                                                    ---------

    We intend to pay all expenses of registration, issuance and distribution.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of Embark.com, arising out of person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

    The underwriting agreement (Exhibit 1.1) will provide for indemnification by the underwriters of Embark.com, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since inception, Embark.com has sold and issued the following unregistered securities:

(1) From August 1995 through September 30, 1999, Embark.com has granted stock options to purchase 3,235,407 shares of the common stock to employees, consultants and directors pursuant to its 1999 Equity Incentive Plan. Of these stock options, 103,724 shares have been canceled without being exercised, 1,038,498 shares have been exercised, no shares of which have been repurchased and 2,093,185 shares remain outstanding.

(2) In October 1995, Embark.com issued an aggregate of 5,848,000 shares of common stock to 5 purchasers at weighted average price of $0.0079 per share, for an aggregate purchase price of $46,200.

(3) In December 1995, Embark.com issued an aggregate of 1,500,000 shares of common stock to 5 purchasers at $0.05 per share, for an aggregate purchase price of $75,000.

(4) In March 1996, Embark.com issued an aggregate of 2,081,992 shares of Series A preferred stock to 23 purchasers at $0.30 per share, for an aggregate purchase price of $624,600. Shares of Series A preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series A preferred stock owned.

(5) From November 1996 to August 1997, Embark.com issued an aggregate of 1,113,655 shares of Series B preferred stock to 25 purchasers at $0.60 per share, for an aggregate purchase price of $668,197. Shares of Series B preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series B preferred stock owned.

(6) From April 1998 to June 1998, Embark.com issued an aggregate of 2,445,562 shares of Series C preferred stock to 16 purchasers at $0.9675 per share, for an aggregate purchase price of $2,366,087. In October 1998, Embark.com issued a warrant to purchase 20,672 shares of Series C preferred stock at an exercise price of $0.9675 per share. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series C preferred stock owned.

(7) From May 1999 to September 1999, Embark.com issued an aggregate of 3,764,471 shares of Series D preferred stock to 34 purchasers at $3.835 per share, for an aggregate purchase price of $14,436,813. In May 1999, Embark.com issued warrants to purchase an aggregate of 15,457 shares of Series D preferred stock at an exercise price of $3.835 per share. Shares of Series D preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series D preferred stock owned.

(8) In September 1999, Embark.com issued an aggregate of 2,400,000 shares of Series E preferred stock to 31 purchasers at $10.00 per share, for an aggregate purchase price of $24,000,000. Shares of Series E preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series E preferred stock owned.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

    The sales and issuances of securities described in paragraphs (2) through
(8) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D or Regulation S promulgated thereunder. With respect to the grant of stock options and restricted stock awards described in paragraph (1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about Embark.com or had access, through employment or other relationships, to the information.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

 EXHIBIT
 NUMBER                                            DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement.
    3.1    Amended and Restated Certificate of Incorporation of the Registrant to be effective following the closing of this offering.
    3.2    Bylaws of the Registrant.
    3.3*   Amended and Restated Certificate of Incorporation of the Registrant.
    4.1    Reference is made to Exhibits 3.1 through 3.3.
    4.2*   Specimen Stock Certificate.
    4.3    Fourth Amended and Restated Investor Rights Agreement dated September 30, 1999.
    4.4    Warrant to Purchase Shares of Series C Preferred Stock dated October 1, 1998.
    5.1*   Opinion of Cooley Godward LLP.
   10.1    Form of Indemnity Agreement.
   10.2    1999 Equity Incentive Plan.
   10.3    1999 Employee Stock Purchase Plan.
   10.4    1999 Non-Employee Directors' Stock Option Plan.
   10.5    Standard Industrial/Commercial Single-Tenant Lease-Net by and between Ichi Juu Ichi, LLC and the
           Registrant, dated March 4, 1999, with amendments thereto.
   10.6    Standard Industrial Lease--Gross, by and between 101 Townsend Association and the Registrant, dated
           January 25, 1996, with amendments thereto.
   10.7    Rental Agreement by and between Civitas Equity Fund I, LLC and the Registrant, dated August 11, 1998.
   10.8    Senior Loan and Security Agreement No. 6182 by and between Phoenix Leasing Limited and the Registrant dated, October 1, 1998, and Note No. 1 thereto dated January 1, 1999.
   10.9*   QuickStart Loan and Security Agreement by and between Silicon Valley Bank and the Registrant, dated July
           14, 1998.
   10.10*  Co-Branding Agreement, by and between United Airlines, Inc. and the Registrant, dated June 8, 1999.
   10.11*  Promotional Agreement, by and between VISA USA, Inc. and the Registrant, dated July 1, 1999.
   10.12*  Content License and Co-Branded Area Agreement by and between Excite, Inc. and Registrant, dated
           September 30, 1999.
   10.13*  Content Agreement by and between Lycos and the Registrant, dated as of January, 1999.
   23.1    Consent of PricewaterhouseCoopers LLP.
   23.2*   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
   24.1    Power of Attorney--reference is made to page II-5.
   27.1    Financial Data Schedule.

------------------------

*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

(4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on October 1, 1999.

                                EMBARK.COM, INC.

                                By:              /s/ YOUNG J. SHIN
                                     -----------------------------------------
                                                   Young J. Shin
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Young J. Shin and Judy E. David, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THESE DATES STATED:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
      /s/ YOUNG J. SHIN           President and Chief
 ----------------------------     Executive Officer           October 1, 1999
        Young J. Shin             (Principal Executive
                                  Officer)

                                Vice President, Finance,
      /s/ JUDY E. DAVID           Chief Financial Officer
 ----------------------------     and Secretary (Principal    October 1, 1999
        Judy E. David             Financial and Accounting
                                  Officer)

     /s/ HOWARD A. BERMAN       Executive Vice President,
 ----------------------------     Chief Operating Officer     October 1, 1999
       Howard A. Berman           and Director

      /s/ K. DAVID CHAO
 ----------------------------   Director                      October 1, 1999
        K. David Chao

    /s/ PHILIP J. QUIGLEY
 ----------------------------   Director                      October 1, 1999
      Philip J. Quigley

     /s/ CHARLES B. REED
 ----------------------------   Director                      October 1, 1999
       Charles B. Reed

   /s/ GEORGE J. STILL, JR.
 ----------------------------   Director                      October 1, 1999
     George J. Still, Jr.

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION OF DOCUMENT
-----------  ----------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.
      3.1    Amended and Restated Certificate of Incorporation of the Registrant to be effective following the closing of this offering.
      3.2    Bylaws of the Registrant.
      3.3*   Amended and Restated Certificate of Incorporation of the Registrant.
      4.1    Reference is made to Exhibits 3.1 through 3.3.
      4.2*   Specimen Stock Certificate.
      4.3    Fourth Amended and Restated Investor Rights Agreement dated September 30, 1999.
      4.4    Warrant to Purchase Shares of Series C Preferred Stock dated October 1, 1998.
      5.1*   Opinion of Cooley Godward LLP.
     10.1    Form of Indemnity Agreement.
     10.2    1999 Equity Incentive Plan.
     10.3    1999 Employee Stock Purchase Plan.
     10.4    1999 Non-Employee Directors' Stock Option Plan.
     10.5    Standard Industrial/Commercial Single-Tenant Lease-Net by and between Ichi Juu Ichi, LLC and the Registrant, dated March 4, 1999, with amendments thereto.
     10.6    Standard Industrial Lease--Gross, by and between 101 Townsend Association and the Registrant, dated January 25, 1996, with amendments thereto.
     10.7    Rental Agreement by and between Civitas Equity Fund I, LLC and the Registrant dated August 11,
             1998.
     10.8    Senior Loan and Security Agreement No. 6182 by and between Phoenix Leasing Limited and the
             Registrant, dated October 1, 1998, and Note No. 1 thereto dated January 1, 1999.
     10.9*   QuickStart Loan and Security Agreement by and between Silicon Valley Bank and the Registrant, dated July 14, 1998.
     10.10*  Co-Branding Agreement, by and between United Airlines, Inc. and the Registrant, dated June 8,
             1999.
     10.11*  Promotional Agreement, by and between VISA USA, Inc. and the Registrant, dated July 1, 1999.
     10.12*  Content License and Co-Branded Area Agreement by and between Excite, Inc. and Registrant, dated September 30, 1999.
     10.13*  Content Agreement by and between Lycos and the Registrant, dated as of January, 1999.
     23.1    Consent of PricewaterhouseCoopers LLP.
     23.2*   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     24.1    Power of Attorney--reference is made to page II-5.
     27.1    Financial Data Schedule.

------------------------

*   To be filed by amendment.